UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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Jabil Inc.

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Notice of Annual Meeting of Shareholders

Logistics	Voting Information

When: Thursday, January 21, 2021, 10:00 a.m. ET	If you are a registered stockholder, you can vote by any of the following methods:

Where:	Vote online before the meeting by going to:
Virtual Meeting	www.proxyvote.com
www.virtualshareholdermeeting.com/JBL2021

Record Date:	(800) 690-6903
November 30, 2020

Materials:	Completing, signing and returning your proxy
These materials were first sent or made available	card
to shareholders on December 9, 2020
Vote online during the meeting by going to:
www.virtualshareholdermeeting.com/JBL2021

Items of Business

Voting Proposal	Board Recommendation

Proposal 1	FOR
Elect ten directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified	EACH DIRECTOR

Proposal 2
Ratify the appointment of Ernst & Young LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2021	FOR

Proposal 3
Approve (on an advisory basis) Jabil’s executive compensation	FOR

Proposal 4
Approve the Jabil Inc. 2021 Equity Incentive Plan	FOR

Proposal 5
Approve an Amendment to the Jabil Inc. 2011 Employee Stock Purchase Plan to Increase Shares Available for Issuance	FOR

Stockholders also will consider any other matters that may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 21, 2021: The Notice of Meeting, Proxy Statement, Annual Report to Stockholders and the means to vote online are available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all information you should consider. Please read the entire Proxy Statement carefully before voting.

The enclosed proxy is solicited on behalf of Jabil Inc., a Delaware corporation (references to “Jabil,” “Company,” “we,” “our,” or “us” mean Jabil Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders.

Our Company Overview

Jabil is a manufacturing services and solutions provider that delivers comprehensive electronics design, production and product management services to companies in various industries and end markets.

Our Fiscal Year

Jabil’s fiscal year begins on September 1 and ends on August 31. Our 2020 fiscal year began September 1, 2019 and ended on August 31, 2020. Similarly, our 2021 fiscal year began on September 1, 2020 and will end on August 31, 2021.

Key 2020 Performance Results

●	Net revenue $27.3 billion

●	U.S. GAAP operating income $499.8 million

●	U.S. GAAP diluted earnings per share: $0.35

●	Core operating income (Non-GAAP)*: $864.1 million

●	Core diluted earnings per share (Non-GAAP)*: $2.90

●	Net cash provided by operating activities: $1.3 billion

●	Adjusted Free Cash Flow (Non-GAAP)*: $460.9 million

*A reconciliation for these measures can be found in our Form 10-K for the period ended August 31, 2020 under “MD&A-Non-GAAP (Core) Financial Measures.”

Impact of COVID-19

The COVID-19 pandemic, which began to impact us in January 2020, continued to affect our business and the businesses of our customers and suppliers through the 2020 fiscal year. Travel and business operation restrictions arising from virus containment efforts of governments around the world impacted our operations in Asia, Europe and the Americas. With the exception of certain jurisdictions, essential activity exceptions from these restrictions allowed us to continue to operate. Nevertheless, virus containment efforts led to a disruption in operations and certain facility or intermittent business closures in areas such as China, Malaysia, India, Mexico and California, which resulted in direct costs and a reduction in revenue in certain end markets. Our first priority has been the health and safety of our employees and so we have incurred costs in order to procure the necessary equipment, including face masks, thermometers, hand sanitizers and personal protection equipment, to keep our employees safe. We have implemented risk-mitigation activities including travel restrictions, social distancing practices, additional cleaning procedures within our facilities, contact tracing, COVID-19 testing, restricting the number of visitors to our sites and requiring employees and visitors to have their temperatures taken and wear masks when they are at our sites.

During the fiscal year ended August 31, 2020, we incurred approximately $141.9 million in direct costs associated with the COVID-19 outbreak, primarily due to incremental and idle labor costs leading to a reduction in factory utilization as a result of the travel disruptions and governmental restrictions and the procurement of personal protection equipment for our employees globally. This increase in costs was partially offset by governmental subsidies, such as lower payroll taxes or social insurance in certain countries, related to COVID-19 incentives. Additionally, certain of the Company’s suppliers were similarly impacted by the COVID-19 pandemic, leading to supply chain constraints, including difficulty sourcing materials necessary to fulfill customer production requirements and challenges in transporting completed products to our end customers. We implemented efforts across the organization to enhance our financial position, increase liquidity and reduce costs. In addition, in May 2020, our Chief Executive Officer, Chief Financial Officer and other executive vice presidents reduced their base salaries by 25% beginning June 1, 2020 through November 30, 2020 and declined any bonus payout that would otherwise have been due to them under Jabil’s Fiscal Year 2020 short-term incentive program. Members of Jabil’s Board of Directors also reduced by 25% their annual cash retainers that would otherwise be payable during the

Jabil Inc.  |  Fiscal Year 2020 Proxy Statement  |  1

period from June 1, 2020 through November 30, 2020. As a result of our August 31 fiscal year end, these salary and retainer reductions impacted pay in the 2020 fiscal year and will also impact pay in the 2021 fiscal year.

In order to further decrease operating expenses and better align with the needs of the business, we have reduced our worldwide workforce and implemented voluntary early retirement programs.

Corporate Governance Highlights

Board Structure and Independence

✓	Separation of Chairman and CEO roles
✓	Annual election for directors with majority voting standard
✓	Non – Management Chairman and Lead Independent Director
✓	Over 80% of directors and all Audit, Nominating & Corporate Governance and Compensation committee members are independent
✓	Diverse and highly skilled Board that provides a range of viewpoints
✓	Independent directors meet without management
✓	Board education and orientation program

Board Oversight

✓	Oversees the Company’s annual business plan and corporate strategy, succession planning and risk management
✓	Newly created Cybersecurity Committee
✓	Monitors the Company’s culture, Code of Conduct and values
✓	Director access to experts and advisors, both internal and external

Sound Corporate Governance Practices

✓	Board and committee members with a range of tenures
✓	Annual Board and committee performance evaluations
✓	Share ownership requirements for senior executives and directors
✓	Director orientation and continuing education

For a detailed discussion of our corporate governance, please see “Corporate Governance” beginning on page 5.

Board of Directors

Board Leadership

Separation of the Chairman and CEO roles allows our CEO to focus his time and energy on operating and managing Jabil while leveraging our Chairman’s experience and perspectives. Our Vice Chairman and Lead Independent Director, Mr. Sansone, oversees executive sessions.

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Our Director Nominees

Our Board recommends that you vote FOR each of the director nominees named below for terms that expire at the Annual Meeting held in 2022. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of Director Nominees” on page 14.

Name		Director		Committee Memberships				No. of Other Public
Occupation	Age	Since	Independent	AC	CC	CSC	N&CGC	Boards

Anousheh Ansari CEO, XPRIZE	54	2016	✓	✓		C

Martha F. Brooks Former President & COO, Novelis Inc.	61	2011	✓		✓		✓	2

Christopher S. Holland Former SVP & CFO, C. R. Bard, Inc.	54	2018	✓	✓		✓		1

Timothy L. Main Chairman & Retired CEO, Jabil Inc.	63	1999				✓		1

Mark T. Mondello CEO, Jabil Inc.	56	2013

John C. Plant Co-CEO, Chairman, Howmet Aerospace Inc.	67	2016	✓		✓			2

Steven A. Raymund Retired Chairman & CEO, Tech Data Corporation	65	1996	✓	C				1

Thomas A. Sansone Vice Chairman and Retired President, Jabil Inc.	71	1983	✓				C

David M. Stout Retired President, Pharmaceuticals, GlaxoSmithKline	66	2009	✓		C		✓

Kathleen A. Walters Retired EVP & Group President, Georgia-Pacific	69	2019	✓	✓

✓ C	Member Chair	Financial Expert	AC Audit Committee CC Compensation Committee CSC Cybersecurity Committee N&CGC Nominating & Corporate Governance Committee

Director Nominee Highlights

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Compensation Program Highlights for FY2020

Executive Compensation Philosophy

Jabil’s compensation philosophy is aligned with our business strategy and is designed to attract and retain employees, focus on achievement of short-term and long-term business results, consider individual performance and align with the short and long-term interests of stockholders.

Compensation Best Practices

✓ Strong emphasis on performance-based compensation

✓ Mix of short-term and long-term incentives and performance metrics

✓ Mitigation of risk

✓ Review of Compensation Peer Group

✓ Clawback policy

✓ Independent Compensation Committee advised by independent compensation consultant

✓ Meaningful share ownership requirements for senior officers

x No re-pricing of underwater stock options x No change in control excise tax gross-ups x No employment or severance benefit agreements x Minimal perquisites

Jabil Environmental, Social and Governance Matters

Jabil believes that environmental, social and governance initiatives are part of its role as a global company. Partnering with our employees and customers across the globe, we focus on initiatives regarding employee safety, carbon emissions, water use, hazardous waste, supply chain compliance and transparency and compliance with the Responsible Business Alliance code.

TRANSPARENCY - Jabil recently published its sixth annual sustainability report. In addition to highlighting many of our efforts, the report includes disclosures from the Global Reporting Initiative and the Sustainable Accounting Standards Board.

CLIMATE ACTION PLAN – Jabil has reduced its greenhouse gas emissions substantially since 2015 and is committed to continuing to reduce the environmental footprint of its operations and launching a climate action plan.

ST. PETERSBURG, FL CAMPUS REDEVELOPMENT – We have incorporated numerous sustainability initiatives into our campus buildout and are pursuing opportunities to achieve carbon neutrality at our headquarters.

OTHER ENVIRONMENTAL FOCUS AREAS –

●

Water: Water is a vital component of our manufacturing process, and every Jabil site makes an effort to minimize water usage in our processes. We are working to establish more detailed water goals and initiatives.

●	Waste: All Jabil sites are engaged in waste reduction and recycling efforts and we are gathering the data needed to establish future goals.

SOCIAL FOCUS AREAS –

●	Enablement: In 2020, we launched Jabil Enables, an enterprise-wide program dedicated to employees with disabilities.

●	Mental Health: Jabil is working to enhance the well-being program available to employees and aims to make mental health resources and information more accessible.

●	Local Communities: Jabil employees volunteer in innumerable programs globally to benefit local communities.

●	Diversity and Inclusion: In 2020, Jabil formed an employee-based diversity council to help direct our diversity initiatives.

OTHER ACTIONS – Jabil is a founding member of the Responsible Business Alliance and a signatory to the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment.

In 2020, Jabil was named by Newsweek to its list of America’s Most Responsible Companies

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CORPORATE GOVERNANCE

Our Board of Directors believes that effective corporate governance creates the foundation that allows Jabil to pursue its mission. Corporate governance at Jabil is designed to promote the long-term interests of our shareholders, maintain internal checks and balances, strengthen management accountability, inspire public trust, and foster responsible decision making and accountability.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations in the way that best provides appropriate leadership for Jabil. Our current Chairman, Mr. Main, is not an officer. He has served as our Chairman since January 2013 and was our Chief Executive Officer from 2000 until March 2013.

Board of Directors Meetings during Fiscal Year 2020

The Board of Directors held a total of ten meetings during fiscal year 2020. Each member of the Board attended or participated in at least 76% or more of the aggregate of (i) the total number of meetings of the Board held during fiscal year 2020 and (ii) the total number of meetings held by each committee of the Board on which such director served during fiscal year 2020. The Chairman of the Board presides over all meetings of the Board.

Board Committees

Audit Committee
11 Meetings in 2020 Members Anousheh Ansari Christopher Holland Steven Raymund (Chair) Kathleen Walters Independence All committee members are independent.

Role and Responsibilities

●   Assists the Board in fulfilling its oversight responsibilities with respect to:

○   the integrity of Jabil’s financial statements,

○   Jabil’s compliance with legal and regulatory requirements,

○   the qualifications and independence of Jabil’s independent auditor, and

○   the performance of Jabil’s independent auditor and internal audit function;

●   Selects, appoints, retains, compensates, oversees the work of, evaluates and, when appropriate, replaces Jabil’s independent auditor;

●   Reviews in advance and grants any appropriate preapprovals of all audit and non-audit services to be provided by Jabil’s independent auditor; and

●   To the extent the Audit Committee deems necessary or appropriate, it shall, among other things:

○   review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, and review and discuss proposed earnings press releases,

○   review and discuss with management and the independent auditor the Company’s internal controls report, and

○   review with the independent auditor any audit problems or difficulties,

○   discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

The current charter of the Audit Committee was adopted on October 15, 2020 and is available in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). The Committee annually reviews and assesses the adequacy of its charter.

All members of the Audit Committee are audit committee financial experts within the meaning of the Securities and Exchange Commission (the “SEC”) regulations and rules of the New York Stock Exchange (the “NYSE”).

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Compensation Committee
7 Meetings in 2020 Members Martha Brooks John Plant David Stout (Chair) Independence All committee members are independent.

Role and Responsibilities

●   Assists the Board in discharging its oversight responsibilities relating to the compensation of Jabil’s executive officers;

●   Reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and sets the compensation level of the Chief Executive Officer based on this evaluation and other factors considered by the committee;

●   Reviews and approves the annual base salaries and incentive compensation of other executive officers;

●   Makes recommendations to the Board of Directors for the adoption or modification of equity-based and incentive compensation plans; and

●   Determines stock ownership guidelines for the CEO and other executive officers of the Company and reviews compliance with such guidelines.

The current charter of the Compensation Committee was adopted on October 15, 2020 and is available in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). The Committee annually reviews and assesses the adequacy of its charter.

Nominating & Corporate Governance Committee
4 Meetings in 2020 Members Martha Brooks Thomas Sansone (Chair) David Stout Independence All committee members are independent.

Role and Responsibilities

●   Assists the Board of Directors in fulfilling its oversight responsibilities by, among other things:

○   identifying individuals qualified to become members of the Board of Directors and recommending that the Board of Directors select the director nominees for the next annual meeting of the stockholders of the Company, and

○   developing and recommending to the Board of Directors a set of corporate governance guidelines;

●   Reviews and reports on possible Board candidates consistent with the Board’s criteria for selecting new directors;

●   Annually recommends a slate of nominees to the Board of Directors with respect to nominations for the Board at the annual meeting of stockholders, and director candidates to be elected by the Board to fill vacancies and newly created directorships;

●   Establishes Board compensation;

●   Recommends to the Board of Directors (1) director independence and committee member qualifications, (2) committee member appointments and removals and (3) committee structure and operations;

●   Provides oversight of the evaluation of the Board; and

●   Reviews emerging corporate governance issues and practices.

The current charter of the Nominating and Corporate Governance Committee was adopted on October 15, 2020 and is available in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). The Committee annually reviews and assesses the adequacy of its charter.

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Cybersecurity Committee
4 Meetings in 2020 Members Anousheh Ansari (Chair) Christopher Holland Tim Main Independence A majority of the committee members are independent.

Role and Responsibilities

●   Assists the Board in fulfilling its oversight responsibilities with regard to Jabil’s cybersecurity programs and risks, including:

○   overseeing the cybersecurity practices, procedures and controls management uses to identify, assess and manage Jabil’s key cybersecurity programs and risks;

○   ensuring the protection of the confidential intellectual property, information and data of Jabil and its customers; and

○   ensuring compliance with applicable data protection laws and regulations;

●   In performing its oversight responsibilities, the Committee may review with management and the Board, and actively advise them regarding, the following:

○   management’s implementation of cybersecurity programs, policies and procedures;

○   effectiveness of Jabil’s cybersecurity programs and its practices for identifying, assessing and mitigating cybersecurity risks across all business functions;

○   controls to prevent, detect and respond to cyber-attacks or information or data breaches involving Jabil; and

○   cyber crisis preparedness, incident response plans, and disaster recovery capabilities.

The current charter of the Compensation Committee was adopted on July 18, 2019 and is available in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). The Committee annually reviews and assesses the adequacy of its charter.

Executive Sessions

Our independent directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without management present. Mr. Sansone, Vice Chairman, presides at such meetings. See “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or to the independent directors as a group.

Our Director Nominations Process

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of director nominees to the Board for nomination at each annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for Board membership suggested by its members and other Board members, as well as nominees identified by management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the characteristics and competencies set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having mature confidence, having high performance standards, and bringing passion and creativity to their role, as well as contributing to the Board’s core competencies and the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

Director Recommendations by Shareholders

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will consider the size and duration of a recommending stockholder’s ownership interest in Jabil.

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All stockholder director nominee recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s corporate headquarters, at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information described below regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation from one or more stockholders for consideration by the Nominating and Corporate Governance Committee does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”

A director nominee recommendation must be accompanied by the following information concerning each recommending stockholder:

●	the name and address, including telephone number, of the recommending stockholder;

●	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;

●

if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

●

a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A director nominee recommendation must be accompanied by the following information concerning the proposed nominee:

●

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

●	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

●

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

●

a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

●

a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;

●

a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;

●

a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and

●

the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its sole discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

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Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees, utilizing a broad meaning of the term to include a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals to advance our long-term business interests. Diversity is noted to be a factor for consideration of nominees for director in our Corporate Governance Guidelines.

Determinations of Director Independence

The Board of Directors periodically undertakes a review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following eight of ten directors are independent: Anousheh Ansari, Martha F. Brooks, Christopher S. Holland, John C. Plant, Steven A. Raymund, Thomas A. Sansone, David M. Stout and Kathleen A. Walters. Mr. Mondello is not considered to be independent because he currently serves as our Chief Executive Officer and Mr. Main is not considered to be independent because one of his immediate family members is a senior vice president of Jabil.

Annual Meeting of Stockholders Attendance Policy

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the most recent Annual Meeting of Stockholders held in January 2020.

Director Stock Ownership Requirements

The Corporate Governance Guidelines require directors to accumulate, within five years of joining the Board, at least the number of shares of company stock equal to such director’s most recent annual Board membership cash fee (for the avoidance of doubt, this does not include any additional fees for Committee or Chair service), multiplied by five. The following forms of ownership are counted towards a director’s compliance with this requirement:

●	shares deemed to be beneficially owned under federal securities laws;

●	unvested time-based restricted stock shares;

●	shares subject to unvested time-based restricted stock unit awards; and

●	other forms of ownership approved by the Board or a committee thereof.

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain at least half of the net shares following option exercise or restricted stock or restricted unit award vesting that remain after shares are sold or netted to pay any applicable option exercise prices and withholding taxes.

Majority Voting for Directors

Our directors are elected in uncontested elections by a majority vote. In contested director elections, a plurality voting standard will apply, which means the nominees receiving the greatest number of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director does not receive more than 50% of the votes actually cast, the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

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The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

Continuing Excellence

Director orientation and ongoing education

Director orientation – Our robust orientation program familiarizes new directors with Jabil’s businesses, strategies, and policies, and assists new directors in developing company and industry knowledge to optimize their service on the Board.

Continuing education – Regular continuing education programs enhance the skills and knowledge directors use to perform their responsibilities. These programs may include internally developed materials and presentations, programs presented by third parties, and financial and administrative support to attend academic or other independent programs.

Board and committee’s annual evaluation process

The Board of Directors annually evaluates the performance of the Board and its members. The Nominating & Corporate Governance Committee reviews the results, which are then reported to and discussed with the Board.

Risk Oversight

The Board’s Role in Risk Oversight

Jabil faces a variety of different risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. Particular behaviors can avoid or mitigate some risks, and some risks are unavoidable as a practical matter. The Board takes the potential adverse impact of a risk into consideration when determining the appropriate amount of resources that should be allocated to avoid or mitigate the risk. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward.

The Board oversees risk management directly and through its committees. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, the Nominating and Corporate Governance Committee oversees certain corporate governance risks, and the Cybersecurity Committee focuses on cybersecurity risk. As part of their roles in overseeing risk management, these committees periodically report to the Board regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The Board receives reports from management at least quarterly identifying and discussing various risks facing the Company and its two operating segments and meets with members of the management team to discuss those risks at least quarterly. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the Chief Risk Officer and the internal audit department periodically report to the Audit Committee on their evaluation of management’s effectiveness in addressing risks, by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The Chief Risk Officer and the internal audit department also consult with third party sources and advisors regarding certain potential risks facing Jabil and incorporates the results of these consultations in its annual summary. Certain financial risks are identified and discussed during our quarterly and year-end processes. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters.

Cybersecurity Risk

In 2019 the Board created a new Cybersecurity Committee to assist the Board in fulfilling its oversight responsibilities with regard to the Company’s cybersecurity programs and risks, including the cybersecurity practices, procedures and controls management uses to identify, assess and manage the Company’s key cybersecurity programs and risks, ensure the protection of the confidential intellectual property, information and data of the Company and its customers and ensure compliance with applicable data protection laws and regulations. In fiscal year 2020, the Committee facilitated a cybersecurity crisis simulation tabletop exercise for the Board. At each of its meetings, the Committee receives a report from management on cybersecurity incident management. The members of the Committee are Messrs. Main and Holland

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and its Chairman is Ms. Ansari. Management also reports to the full Board at least annually on cybersecurity risks and Jabil’s processes and controls intended to mitigate those risks.

Risks in Compensation Practices

Jabil regularly conducts risk assessments of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our programs contain various mitigating factors to ensure our employees, including the named executive officers (the “NEOs”), are not encouraged to take unreasonable risks in managing the business. These factors include:

●

Annual cash incentives and vesting for performance-based long-term awards using financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance but set maximum payouts at 200% of the target levels for cash incentives and 150% to 200% of the target levels for performance-based equity awards.

●

For most cash incentive participants, performance metrics focused primarily on the use of reportable and broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.

●

A mix of time-based and performance-based equity awards for senior management to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.

●	A balance of short-term and long-term compensation creating diverse time horizons.

●	Challenging performance targets.

●	Performance measurement periods that encourage long-term, rather than short-term, performance.

●	Minimum stock ownership requirements for our executive officers and directors to encourage them to act in a manner consistent with the long-term interests of our stockholders.

●	Oversight of programs by a group of functions within Jabil.

●	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.

●	Adoption of a clawback policy that allows us to recover performance-based compensation paid to executive officers on the basis of certain inaccurate financial results.

Based upon these assessments, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee is currently composed of Ms. Brooks, Mr. Plant and Mr. Stout. No member of the Compensation Committee who served during fiscal year 2020 is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Related Party Transactions

Related Party Transactions Policy

Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “Related Party” had, has or will have a direct or indirect material interest. “Related Parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock, any immediate family member of any of the foregoing persons and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Audit Committee Chair shall have the authority to act on behalf of the Audit Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee Chair is a Related Party in the Related Party Transaction).    In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Audit Committee Chair) will consider, among other things,

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the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the Related Party Transaction. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Certain Related Party Transactions

Charles A. Main III, a brother of Timothy L. Main, a director of Jabil and its former Chief Executive Officer and President, is employed by Jabil as Senior Vice President, Business Development. His compensation for fiscal year 2020 was $2,248,838, which includes the amount of his base salary and annual cash bonus, the grant date fair value of equity awards issued under our long-term incentive plan, a contribution by Jabil on his behalf to his 401(k) plan account, the amount of certain expatriate benefits related to his international position and other benefits applicable to all Jabil officers.

Shareholder Engagement

Our investor relations team and senior management regularly meet with current and prospective shareholders to review our business model and strategy. In fiscal 2020, we met with several current and prospective investors, both in person and virtually. Additionally, during calendar years 2018 and 2019 we conducted an investor perception study to gauge meaningful investor sentiment.

We value shareholders and utilize these interactions to better understand external perspectives on strategy, financial performance, executive compensation and other matters important to the investment community. Our investor relations team can be contacted at investor_relations@Jabil.com.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken are in compliance with the Guidelines.

Code of Conduct

Jabil has adopted a worldwide Code of Conduct, applicable to all directors, officers and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest and confidentiality of information. A copy of the Code of Conduct can be found in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

How to Communicate with our Board

Shareholders may contact the Board about corporate governance or matters related to the Board. Communications about these topics will be received and processed by Jabil’s Corporate Secretary before being forwarded to the Board, a committee of the Board, or a director, as designated in any accompanying message.

Communications directed to any director, or any group of directors, must be in writing and mailed to:

Jabil Inc. Office of the Corporate Secretary 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716

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BOARD OF DIRECTORS

Board Composition

We believe that our directors should possess certain personal characteristics and competencies, which include high ethical standards, integrity, accountability, informed judgment, financial literacy, maturity, confidence, openness, high performance standards, passion and creativity. Additionally, the individuals that comprise the Board should, as a group, represent a diverse mix of backgrounds, skills and expertise, with the ability to contribute their knowledge in such areas as accounting and finance, business judgment, management, crisis response, industry knowledge, international markets, and leadership, strategy and vision. We believe that the nominees we are presenting for directors possess these characteristics and contribute to the diverse mix that we seek for our Board as a whole.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Cybersecurity	Independent	# Of Other Public Boards
Timothy L. Main, Chairman				✓		2
Thomas A. Sansone, Vice Chairman			Chair		✓
Anousheh Ansari	✓			Chair	✓
Martha F. Brooks		✓	✓		✓	2
Christopher S. Holland	✓			✓	✓	1
Mark T. Mondello
John C. Plant		✓			✓	2
Steven A. Raymund	Chair				✓	1
David M. Stout		Chair	✓		✓
Kathleen A. Walters	✓				✓

Board Skills

In addition to the skills and attributes required under our Governance Guidelines, the following is a list of some, but not all, of the areas of expertise of our Board.

Experience, Expertise or Attribute

Senior Management & Leadership

Core Business, Operations & Industry

Finance & Accounting

Global Business

Mergers & Acquisitions

Technology & Cybersecurity

Corporate Governance

Risk Management

Human Resources & Compensation

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Proposal No. 1 - Election of Directors

Nominees

Ten directors are to be elected at the Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s ten nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the director nominees are “independent” as defined in the applicable listing standards of the NYSE.

Committees: Audit Cybersecurity (Chair)	Anousheh Ansari	Director since 2016 Independent Age: 54

Ms. Ansari’s extensive business and leadership experience, particularly in the technology industry, including her service as the Chief Executive Officer of XPRIZE and, prior to that, Prodea Systems, qualify her for re-election to the Board.

Experience

●   CEO of XPRIZE, a 501(c)(3) nonprofit that designs and implements competition models to solve world challenges (2018 - present) and Member of the XPRIZE Board and Audit Committee since 2001

●   CEO and Chairman of Prodea Systems, a privately held company that she founded which provides services and applications for in-home smart devices, networked appliances and mobile lifestyle devices (2006-2018)

●   General Manager and Vice President of Sonus Network Inc.’s Softswitch division (2001-2006)

●   CEO and Chair of Telecom Technologies, Inc., a company that she founded which provided softswitch solutions (1993 until its acquisition in 2001)

Education

●   B.S. in Electronics and Computer Engineering from George Mason University

●   Master’s in Electrical Engineering from George Washington University

Committees: Compensation, Nominating & Corporate Governance	Martha Brooks	Director since 2011 Independent Age: 61

Ms. Brooks’ extensive business experience, including 30 years of experience in Asia (including China), several decades of experience in business in South America, Russia, Middle East, Eastern and Western Europe, as well as her service on boards of other publicly traded companies qualify her for re-election to the Board.

Experience

●   President and COO of Novelis Inc., a global leader in aluminum rolling and recycling (2007-2009)

●   COO of Novelis (2005-2007), after Alcan Inc. completed its spinoff of Novelis

●   CEO, Americas & Asia Rolled Products Business and Senior Vice President of Alcan Inc., (2002-2004)

●   Vice President of Cummins Inc. (1996- 2002)

Other Public Company Boards

●   Bombardier Inc., a multinational aerospace and transportation company (2009 - present)

●   Constellium SE, a leading producer of aluminum semi-products (2016 - present)

Other Boards

●   Algeco Scotsman Holding S.A.R.L., a modular space & secure storage solutions company (until 2015)

Education

●   B.A. in Economics and Political Science from Yale University

●   M.B.A. in International Business from Yale University

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Committees: Audit Cybersecurity	Christopher S. Holland	Director since 2018 Independent Age: 54

Mr. Holland’s extensive financial and operational experience, particularly in large, multi-national corporations in the services, healthcare and manufacturing sectors qualify him for re-election to the Board.

Experience

●   Senior Vice President and Chief Financial Officer of C.R. Bard, Inc., a multinational developer, manufacturer and marketer of medical technologies and products (2012-2017); in 2015 he added responsibility for Business Development, Corporate Marketing, Reimbursement, Healthcare Economics and Strategy; and headed Bard Medical Division (2013-2015)

●   Senior Vice President, Finance and Treasurer of Aramark Corporation, a global provider of food, facilities and uniform services (2006-2012), and Vice President and Treasurer (2003- 2006)

●   Vice President and medical device sector head at J. P. Morgan and Company, Inc. (1999- 2003), and held various positions of increasing responsibility at J. P. Morgan (1988-1999), including in accounting and healthcare corporate finance

Other Public Company Boards

●   STERIS PLC, a healthcare and life science product and service solutions company (July 2020-present)

Education

●   B.A. in Economics and Political Science, Drew University

●   M.B.A. in Finance from New York University — Leonard N. Stern School of Business

Committees: Cybersecurity	Timothy L. Main	Director since 1999 Age: 63

Mr. Main’s extensive history and experience with Jabil, including his current service as our Chairman of the Board and prior service as Chief Executive Officer of Jabil, qualify him for re-election to the Board.

Experience

●   Chairman of the Board of Jabil Inc. (2013 - present)

●   CEO of Jabil Inc. (2000-2013), President (1999-2000), Senior Vice President, Business Development (1996-1999), Vice President, Business Development (1991-1999), and multiple other rolls beginning in 1987

●   National Bank of Detroit, served as a commercial lending officer, international division prior to 1987

Other Public Company Boards

●   Quest Diagnostics, a provider of diagnostic information services (2014 - present)

●   SCP & Co. Healthcare Acquisition Company (October 2020 – present)

Education

●   B.S. from Michigan State University

●   Master of International Management from Thunderbird School of Global Management

Committees: None	Mark T. Mondello	Director since 2013 Age: 56

Mr. Mondello’s current service as Chief Executive Officer of Jabil, as well as his extensive knowledge of Jabil and its industry, qualifies him for re-election to the Board.

Experience

●   CEO and Director of Jabil Inc. (2013 - present)

●   Mr. Mondello served as Chief Operating Officer from 2002 to 2013. Mr. Mondello joined Jabil in 1992 as a manufacturing supervisor and has held various leadership roles, including SVP, Business Development. Prior to joining Jabil, Mr. Mondello was a commercial and defense-related aerospace project manager for Moog, Inc.

Education

●   B.S. in Mechanical Engineering from the University of South Florida

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Committees: Compensation	John C. Plant	Director since 2016 Independent Age: 67

Mr. Plant’s distinguished career in the automotive industry, spanning nearly 40 years and his leadership in and succession to key executive roles provide strategic and operational perspectives to the deliberations of the Board and qualify him for re-election.

Experience

●   Co-CEO, Howmet Aerospace Inc., a global leader in engineered metal products. Howmet was created after the separation of Arconic Inc., a lightweight metals engineering & manufacturing company, where he served as CEO (February 2019 – March 2020). Mr. Plant is currently under contract to act as co-CEO of Howmet Aerospace Inc. until March 2023

●   CEO, President and Chairman of TRW Automotive Holdings Corporation, (“TRW”), a diverse automotive supplier, which was renamed ZF TRW Automotive in 2015 (2011-2015); President and CEO of TRW (2003-2011); a co-member of the Chief Executive Office of TRW Inc. and the President and CEO of the automotive business of TRW Inc. (2001-2003); Executive Vice President of TRW from the company’s 1999 acquisition of Lucas Varity to 2003

●   President of Lucas Varity Automotive and managing director of the Electronics division (1991-1997)

Other Public Company Boards

●   Chairman of the Board of Howmet Aerospace Inc. Howmet was created after the separation of Arconic Inc., where he served as CEO and Chairman (2017 - present) and a Director since 2016

●   MASCO Corporation, a manufacturing company (2012 - present)

●   Gates Industrial Corporation plc, a manufacturing company (2017-2019)

Education

●   Bachelor of Commerce in Economics, Accounting & Law, University of Birmingham

●   Honorary Doctorate from University of Birmingham

●   Fellow of the Institute of Chartered Accountants

Committees: Audit (Chair)	Steven A. Raymund	Director since 1996 Independent Age: 65

Mr. Raymund’s considerable experience as a Chief Executive Officer and Chairman of a Fortune 500 company in a global distribution business, supply chain expertise, broad experience as a public company director in various industries, and as an audit committee financial expert qualify him for re-election to the Board.

Experience

●   Chairman of the Board, Tech Data Corporation, a distributor of personal computer products (2001-2017); Chief Executive Officer (1986-2006); and Chief Operating Officer (1984-1986)

Other Current Public Company Boards

●   WESCO International, Inc., a multinational electronics distributor (2006 - present)

Other Boards

●   ConnectWise, Inc., a software company (2017-2019)

Education

●   B.S. in Economics from the University of Oregon

●   Master’s Degree in International Politics from Georgetown University, School of Foreign Services

Committees: Nominating & Corporate Governance (Chair)	Thomas A. Sansone	Director since 1983 Independent Age: 71

Mr. Sansone’s in-depth knowledge of Jabil’s core business as a previous President of the Company, in addition to extensive business and legal experience, qualify him for re-election to the Board.

Experience

●   Vice Chairman of the Board (1999-present) and President of Jabil Inc. (1988-1999)

●   Prior to joining Jabil, Mr. Sansone was a practicing attorney specializing in taxation

Education

●   B.A. from Hillsdale College

●   J.D. from Detroit College of Law

●   LL.M. in taxation from New York University

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Committees: Compensation (Chair)	David M. Stout	Director since 2009 Independent Age: 66

Mr. Stout’s extensive business experience and service on boards of other publicly traded companies qualify him for re-election to the Board.

Experience

●   President, Pharmaceuticals, GlaxoSmithKline (GSK), with responsibility for global pharmaceutical operations (2003-2008), and as President of U.S. Pharmaceuticals at GSK (1999-2003)

●   Senior Vice President, Sales and Marketing of U.S., for SmithKline Beecham (1996-1999)

●   Positions of increasing responsibility at Schering-Plough Corporation, including President of Schering Laboratories (1979-1996)

Other Public Company Boards

●   Pharnext SA, a biopharmaceutical company (2018 – July 2020)

●   Idorsia, LTD, a biopharmaceutical company (2017-2019)

●   Airgas, Inc., supplier of gases, welding equipment and supplies, and safety products (2006-2016)

●   Actelion Pharmaceuticals, a biopharmaceutical company (2015-2017)

●   Shire Pharmaceuticals (merged with Takeda Jan-2019), a biotech company (2009-2015)

Other Boards

●   BlueWillow Biologics, a biopharmaceutical company (present)

●   Vaxxilon, a developer of vaccines (2015- 2019)

Education

●   B.S. in Biology from Western Maryland College (now McDaniel College)

Committees: Audit	Kathleen A. Walters	Director since 2019 Independent Age: 69

Ms. Walters’ in-depth knowledge of Jabil’s core business as a previous Director of the Company, in addition to extensive global consumer products and paper industry experience qualify her for re-election to the Board.

Experience

●   EVP & Group President, Consumer Products, Georgia-Pacific, a Koch Company, with responsibility for the company’s consumer and business to business packaged goods businesses worldwide (2007-2019); and President, N.A. Commercial Business (2004-2006). Georgia-Pacific is a manufacturer of tissue, pulp, paper, packaging, building products and related chemicals.

●   President and CEO of Sappi Fine Paper North America (2002- 2004)

●   President, Away-From-Home Europe at Kimberly-Clark Corporation (1998-2002) and Vice President, Away-From-Home North America (1996-1997)

●   Positions of increasing responsibility at Scott Paper Company, including Vice President of various divisions (1978-1995)

Prior Jabil Board Service

●   Jabil Inc. (2005-2010)

Other Boards

●   Syracuse University, Chairman of Board of Trustees (present)

●   World Affairs Council of Atlanta (2017 – present)

●   Georgia Aquarium (2008 – present)

●   INVISTA Board of Managers, Koch Industries (retired 6/1/2019)

●   Grocery Manufacturing Association, Board & Executive Committee (retired 6/1/2019)

●   Sappi Limited, Management Advisor, Board of Directors (2002-2004)

Education

●   B.S. in Mathematics from Syracuse University

●   MBA, Finance & Strategic Planning, Wharton School, University of Pennsylvania

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Director Compensation

It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity.

2020 Fiscal Year Compensation

For fiscal year 2020, the Nominating and Governance Committee of the Board increased certain annual cash retainers to better align with our peers or, in the case of the Cybersecurity Committee, to compensate the members of this newly created committee. The annual retainers shown in the chart below were established for Jabil’s non-management directors. In May 2020, the directors reduced their annual cash retainers by 25% beginning June 1, 2020 through November 30, 2020 due to the impact of the COVID-19 pandemic. As a result of our August 31 fiscal year end, this reduction impacted our director’s cash retainers in the 2020 fiscal year and will also impact cash retainers in the 2021 fiscal year.

Position	Annual Retainer ($)
Board membership fee (non-management directors only)	65,000
Chairman of the Board	150,000
Audit Committee – Chair	40,000
Audit Committee – other members	15,000
Compensation Committee – Chair	30,000
Compensation Committee – other members	15,000
Nominating and Corporate Governance Committee – Chair	20,000
Nominating and Corporate Governance Committee – other members	10,000
Cybersecurity Committee – Chair	20,000
Cybersecurity Committee – other members	10,000

Directors do not receive Board or Committee meeting fees but are reimbursed for expenses incurred in attending Board and committee meetings.

In addition to the cash compensation described above, non-employee directors annually receive an equity award under the 2011 Stock Award and Incentive Plan. For fiscal year 2020, all non-employee directors were granted an equity award with a value of approximately $210,000, rounded to the nearest 100 shares, determined based on Jabil’s closing price on the date of grant.    As a result, all non-employee directors received 5,800 time-based RSUs, which vested on October 17, 2020.

The following table summarizes the compensation of our directors for fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Timothy L. Main	210,937	211,178	2,816	424,931
Thomas A. Sansone	79,687	211,178	2,816	293,681
Anousheh Ansari	93,750	211,178	2,816	307,744
Martha F. Brooks	84,375	211,178	2,816	298,369
Christopher S. Holland	84,375	211,178	2,816	298,369
Mark T. Mondello(4)	---	---	---	---
John C. Plant	75,000	211,178	2,816	288,994
Steven A. Raymund	98,437	211,178	2,816	312,431
David M. Stout	98,437	211,178	2,816	312,431
Kathleen A. Walters	75,000	211,178	---	286,178

(1)	The cash fees shown reflect the impact of the reduction in annual cash retainers beginning in June 2020 described above.
(2)

Amounts shown under the Stock Awards column reflect the aggregate grant date fair value of the award pursuant to Accounting Standards Codification, Topic 718 (ASC 718). For Messrs. Main, Sansone, Holland, Plant, Raymund and Stout and Mmes. Ansari, Brooks and Walters, this amount was determined by multiplying the total number of RSUs awarded (5,800) by the closing stock price on the grant date, October 17, 2019 ($36.41). In each case this amount is the aggregate amount of expense that has been or will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020. As of October 31, 2020, the Measurement Date, each nonemployee director held 5,800 shares subject to outstanding, unvested RSUs. Subject to their terms, these awards are expected to vest on October 15, 2021.

(3)

Cumulative dividend equivalents paid to non-employee directors upon the vesting of restricted stock units on October 18, 2019, with the exception of Ms. Walters, who was elected to our Board of Directors on October 16, 2019.

(4)

As Chief Executive Officer of the Company, Mr. Mondello does not receive any separate compensation for his service on the Board. Please see the Fiscal Year 2020 Summary Compensation Table for a summary of the compensation received by Mr. Mondello with respect to fiscal year 2020.

2021 Fiscal Year Compensation

For fiscal year 2021, the Nominating and Governance Committee determined that no change was required to director compensation.

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BENEFICIAL OWNERSHIP

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers (“NEOs”) listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group; and (iv) each person known by Jabil to beneficially own more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 150,431,803 shares of Jabil’s common stock were outstanding as of the Measurement Date.

Principal Stockholders:	Number of Shares	Percent of Total
FMR LLC (1) 245 Summer Street, Boston, MA 02210	21,802,425	14.49%
The Vanguard Group, Inc. (2) 100 Vanguard Boulevard, Malvern, PA 19355	15,468,849	10.28%
BlackRock Inc. (3) 55 East 52nd Street, New York, NY 10055	13,790,309	9.17%
William D. Morean (4) 2201 4th Street North, Unit 201, St. Petersburg, FL 33704	7,996,501	5.32%
Directors and Director Nominees:
Anousheh Ansari	36,700	*
Martha F. Brooks (5)	81,530	*
Christopher S. Holland	20,500	*
Timothy L. Main (6)	299,183	*
Mark T. Mondello (7)	913,764	*
John C. Plant	40,200	*
Steven A. Raymund	193,088	*
Thomas A. Sansone (8)	2,078,245	1.38%
David M. Stout	96,200	*
Kathleen A. Walters	5,800	*
Named Executive Officers (other than Mr. Mondello):
Michael Dastoor	52,688	*
Steven D. Borges	95,633	*
Michael Loparco (9)	107,083	*
Kenneth Wilson	55,391	*
All current directors and executive officers as a group (18 persons)	4,222,793	2.81%

* Less than one percent.
(1)

Derived from a Schedule 13G filed by FMR LLC (“FMR”) on May 11, 2020, reporting beneficial ownership of FMR and its Chairman and CEO, Abigail P. Johnson, of 21,802,425 as of April 30, 2020. According to the Schedule, (i) members of the Johnson family, directly or through trusts, own approximately 49% of the voting power of FMR (a parent holding company for, among other entities, Fidelity Management & Research Company, an investment advisor); (ii) due to their share ownership and entry into a voting agreement with certain other shareholders, members of the Johnson family may be deemed to form a controlling group with respect to FMR; and (iii) the reporting persons had sole voting power over 2,948,380 shares and sole dispositive power over 21,802,425 shares.

(2)

Derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 12, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule, Vanguard had sole voting power over 76,019 shares, shared voting power over 21,932 shares, sole dispositive power over 15,387,988 shares and shared dispositive power over 80,861 shares.

(3)

Derived from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on February 5, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule, BlackRock had sole voting power over 12,763,098 shares and sole dispositive power over 13,790,309 shares.

(4)

Derived from a Schedule 13G/A filed by William D. Morean (“Morean”) on February 12, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule, Mr. Morean had sole voting power over 321,399

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shares, shared voting power over 7,675,102 shares, sole dispositive power over 321,399 shares and shared dispositive power over 7,675,102 shares. Mr. Morean is a member of the management committee created under the William E. Morean Residual Trust and as such he is deemed to share beneficial ownership with Audrey M. Petersen (the other member of the management committee) of 7,675,102 shares held by such Trust. Mr. Morean is the sole trustee of the William D. Morean Trust, and the William D. Morean Living Trust, and has sole voting and dispositive power over the shares owned by the Trusts. As a result of these facts, Morean is deemed to be the beneficial owner of the 79,935 shares and 241,464 shares respectively held of record by these Trusts.

(5)

Includes (i) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’ children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, and (ii) 3,960 total shares owned separately by three of Ms. Brooks’ children, over which Ms. Brooks disclaims beneficial ownership.

(6)

Includes (i) 4,310 total shares owned separately by two trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (ii) 2,290 total shares owned separately by two accounts, for each of which Mr. Main serves as a custodian for one of his children under the Florida Uniform Transfers to Minors Act.

(7)	Mr. Mondello is also Chief Executive Officer, and thus is a NEO in addition to a director.
(8)

Includes (i) 1,563,532 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner; Mr. Sansone is President of TAS Management, Inc. and therefore has sole voting and dispositive power over these shares, (ii) 315,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power and (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership.

(9)	Includes 11,930 shares beneficially owned by Mr. Loparco’s spouse, over which Mr. Loparco disclaims beneficial ownership.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file. Based solely on our review of the reports filed with the SEC and written representations that no other reports were required under Section 16(a) of the Exchange Act, we believe that all Section 16(a) filing requirements were met during fiscal 2020, with the exception of a Form 4 filed late by Mr. Main on August 6, 2020 reporting shares sold under a 10b5-1 plan on August 3, 2020 and a Form 4 filed late by Mr. Raymund on October 19, 2020 reporting shares sold under a 10b5-1 plan on December 26, 2019, each due to broker failure to communicate the pertinent sale to the Company.

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AUDIT COMMITTEE MATTERS

Jabil Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the NYSE, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to ensure timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered public accounting firm.

Audit Committee Report

For fiscal year 2020, EY has acted as Jabil’s independent registered public accounting firm.

In this context, the Audit Committee reports as follows:

(1)  The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and EY.

(2)  The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

(3)  The Audit Committee has received and reviewed the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with EY its independence from Jabil.

(4)  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, for filing with the SEC.

(5)  The Audit Committee has appointed EY as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2021.

Submitted by the Audit Committee:

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

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Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by EY for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2020 and August 31, 2019, and fees billed for other services rendered by EY during those periods.

Ernst & Young	Fiscal Year 2020 ($)	Fiscal Year 2019 ($)
Audit Fees (1)	11,850,000	11,096,000
Audit-Related Fees (2)	110,000	153,000
Tax Fees (3)	2,200,000	1,998,000
All Other Fees (4)	105,000	—
Total	14,265,000	13,247,000

(1)

Audit fees relate to professional services rendered in connection with the audit of Jabil’s annual financial statements and internal control over financial reporting, quarterly review of financial statements, and audit services provided in connection with other statutory and regulatory filings. In addition, audit fees include fees for services rendered in connection with the Company’s adoption of new accounting and tax standards.

(2)	Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of Jabil’s financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax compliance and preparation relating to tax returns and tax audits, as well as for tax consulting and planning services.
(4)	There were no other fees for the periods presented.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2020, all services were pre-approved by the Audit Committee in accordance with this policy.

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

In October 2020, the Audit Committee approved the selection of Ernst & Young LLP (“EY”) to serve as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2021. EY has served as Jabil’s independent registered public accounting firm since 2010. The Audit Committee reviews the performance of the independent registered public accounting firm annually.

Representatives of EY are expected to be present during the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

If the stockholders do not ratify the selection of EY, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

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COMPENSATION MATTERS

Compensation Discussion and Analysis

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 36 of this Proxy Statement. The NEOs for the fiscal year ended August 31, 2020 are:

NEO	Title
Mark Mondello	Chief Executive Officer
Michael Dastoor	Chief Financial Officer
Steven Borges	Executive Vice President, CEO, Regulated Industries (prior to September 1, 2020 and during FY2020, CEO, Healthcare)
Michael Loparco	Executive Vice President, CEO, Electronic Manufacturing Services (prior to September 1, 2020 and during FY2020, CEO, Engineered Solutions Group)
Kenneth Wilson	Executive Vice President, CEO, Green Point

Executive Summary

As a reminder, Jabil’s 2020 fiscal year began September 1, 2019 and ended August 31, 2020. Despite the challenges of COVID-19, Jabil’s financial performance in fiscal year 2020 was strong, with net revenue of $27.3 billion, an increase of 8% over fiscal year 2019. Each of our Diversified Manufacturing Services and Electronics Manufacturing Services operating segment revenues also increased by 8%, year over year. Please refer to “Management’s Discussion & Analysis” — in our Annual Report on Form 10-K for the year ended August 31, 2020, for a complete discussion of our fiscal year 2020 results. While COVID-19 impacted our fiscal year 2020 profitability, we have implemented efforts across the organization to enhance our financial position, increase liquidity and reduce costs, including replacing higher cost debt instruments, increasing the capacity of our debt facilities, and taking aggressive steps to reduce expenses, including suspending base salary increases for Fiscal Year 2021. In addition, in May 2020, our Chief Executive Officer, Chief Financial Officer and other executive vice presidents reduced their base salaries by 25% beginning June 1, 2020 through November 30, 2020 and declined any bonus payout that would otherwise have been due to them under Jabil’s Fiscal Year 2020 short-term incentive program. Members of Jabil’s Board of Directors also reduced by 25% their annual cash retainers that would otherwise be payable during the period from June 1, 2020 through November 30, 2020. As a result of our August 31 fiscal year end, these salary and retainer reductions impacted pay in the 2020 fiscal year and will also impact pay in the 2021 fiscal year. In order to further decrease operating expenses and better align with the needs of the business, we have reduced our worldwide workforce and implemented voluntary early retirement programs.

Jabil’s compensation program is intended to be competitive with the market practices of its peer group and other companies we compete with for talent. It reflects our pay for performance philosophy by placing a significant majority of our NEO compensation “at risk” in the form of variable pay elements tied to financial and operational performance goals and to Jabil’s stock price. Each fiscal year, the Compensation Committee views all of the compensation elements together, including historical achievement levels, to balance both long-term and short-term objectives and to motivate each NEO to attain those objectives. We typically rely heavily on equity-based awards to accomplish this balance, as we believe such awards create a strong alignment with the achievement of stockholder value over the long term.

In fiscal year 2020, we established threshold levels of corporate and/or divisional core operating income (“CANCOI”), operating income margin (“Operating Margin”) and adjusted free cash flow pertaining to annual cash incentives and established certain earnings per share growth targets during a three-year performance period in order for performance-based equity awards to vest. We also granted equity awards that vest based on a total shareholder return metric that measures our performance against that of the companies other than Jabil in the S&P Supercomposite Technology Hardware and Equipment Index for a multi-year performance period. The Compensation Committee believes these performance measures correlate highly to long-term sustainable growth for our stockholders.

Prior to the beginning of the pandemic, the Compensation Committee set performance goals that we believed were challenging, yet attainable, to achieve target performance, and difficult to achieve maximum performance, under both our short-term and long-term incentive programs.

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Executive Compensation Practices

In connection with designing our executive compensation program, we monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

What We Do		What We Don’t Do
✓	Pay for Performance. Reflecting the Compensation Committee’s philosophy of pay for performance, a majority of our executives’ compensation is performance-based and at risk.	x	Hedging. Although we do not prohibit hedging, we discourage our directors and NEOs from entering into hedging arrangements with respect to Jabil securities.

✓	Rigorous Performance Metrics. The Compensation Committee annually sets performance targets that it believes are challenging but fair for our annual and long-term incentive plans.	x	No Change in Control Excise Tax Gross-Ups. Parachute excise tax reimbursements and gross-ups are not provided in the event of a change in control.

✓	Median Compensation Targets. Total direct compensation for our executives is generally targeted at the median of our peer group and other companies we compete with for talent.	x	No Employment or Severance Benefit Agreements. We do not have guaranteed or preexisting employment, severance or change in control agreements with our executives.

✓

Mitigation of Risk. Jabil’s executive compensation program is balanced between cash and equity incentives, and equity incentives include both time-based and performance-based awards. The design of the executive compensation program places emphasis on the long-term so that the Company’s executives concentrate on long-term, sustained performance.

x

Minimal Perquisites. Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites. For NEOs who reside outside the United States, our NEOs may receive benefits that are customarily provided to other management employees, based upon local market practices (e.g., company car or allowance). NEOs who relocate also receive benefits provided to other management employees.

✓

Clawback of Compensation. We have a clawback policy which allows us to recoup performance-based incentive compensation (including equity awards) paid to our executive officers in certain circumstances in the event we report inaccurate financial results.

x

Repricing. The exercise prices of stock appreciation rights (“SARs”) and options that we have granted in the past equal the grant date market price and may not be reduced or replaced with SARs or options with a lower exercise price without shareholder approval.

✓

Stock Ownership Guidelines. We believe that our share ownership requirements are rigorous and are designed to align our executives’ interests with those of our stockholders. We require our CEO to hold at least six times his base salary in Jabil shares and our CFO and all executive vice presidents to hold at least three times their base salary in Jabil shares.

✓	Independent Compensation Consultant. The compensation consultant to the Compensation Committee provides no other services for Jabil and reports to the Compensation Committee Chair.
✓

Review of Compensation Peer Group. Our compensation peer group is reviewed annually by the Compensation Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

How We Make Compensation Decisions

Our Executive Compensation Philosophy and Guiding Principles

The Compensation Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. We believe that this core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles, as described below. The Compensation Committee reviews the compensation philosophy annually. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

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Guiding Principles

Guiding Principles	Elements of Compensation	Rationale
Pay for Performance	A substantial majority of pay is variable, contingent and directly linked to Company financial and stock price performance.

An effective way to reach our short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and stock price performance. We believe the portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary.

Alignment with Stockholders’ Interests

We believe that the financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that we believe correlate with long-term stockholder value.

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. We believe executives’ interests are more directly aligned with the interests of our stockholders when the compensation program:

•  emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

•  is significantly impacted by the value of our stock; and

•  results in a continuing significant ownership of our stock.

Long-term focus	We use metrics in both our short-term and long-term incentive program that we believe are aligned with our long-term strategic goals.

For our most senior executives, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives should complement sustainable long-term performance.

Competitiveness	Total compensation should be sufficient to attract, retain and incentivize the leadership team. Each element should be benchmarked relative to peers and the broader marketplace for executive talent

To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil. While target total compensation should be competitive, performance that exceeds target should be appropriately rewarded.

Balance

The elements of compensation are balanced to motivate each NEO to achieve both long-term and short-term objectives. We rely more heavily on equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

Our compensation program is designed to be challenging but fair. Executives should have the opportunity to earn market competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay may fall below market median.

Summary of Short and Long-Term Incentives Awarded in Fiscal Year 2020

The Compensation Committee believes that the creation of stockholder value over the short and long-term is highly correlated to the Company’s earnings growth and ability to generate cash flow.

Annual cash incentives for the NEOs in fiscal year 2020 were granted based upon three profitability measures: CANCOI, Operating Margin, and adjusted free cash flow. Additional detail on these metrics can be found below under “-Definitions for Annual Cash Incentive Metric.”

A significant portion of each NEO’s compensation package for fiscal year 2020 contains a mix of performance and time-based long-term equity incentives, which we believe gives the NEOs a considerable stake in delivering stockholder value over the long-term. The NEOs’ performance-based equity awards granted in fiscal year 2020 will vest, if at all, based on either cumulative core earnings per share (Non-GAAP) (“EPS”) over a multi-year performance period or on our total shareholder return relative to that of the companies other than Jabil in the S&P Supercomposite Technology Hardware and Equipment Index (“Relative TSR”) over a multi-year performance period. The Compensation Committee also awarded time-based RSUs with a three-year service-based vesting period to retain these key executives, provide compensation at levels that are competitive with the market, and create an additional immediate alignment with stockholder interests.

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Pay for Performance Philosophy

We believe that the following charts and tables are helpful in illustrating that the actual compensation paid to our executives reflects our pay for performance philosophy. These tables supplement the information in the Fiscal Year 2020 Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal Year 2020 table and the Outstanding Equity Awards at 2020 Fiscal Year End table.

Alignment of Pay and Performance

Our executive compensation program is designed so that a substantial portion of the pay of our Chief Executive Officer is delivered in the form of long-term incentives—which means that his Realized Pay (the amount he actually may receive in any year) is tied directly to our share price performance and achievement of our long-term financial goals.

Mr. Mondello’s pay, as reported in the Summary Compensation Table (“SCT”), reflects the accounting value of long-term incentives at grant and not the value actually received from these grants or their potential future value. As a result, we believe that it is useful to compare Mr. Mondello’s Realized Pay, between fiscal year 2018 and fiscal year 2020, with his SCT pay for the same period, as illustrated in the chart below:

Mr. Mondello’s Realized Pay between fiscal year 2018 and fiscal year 2020 consisted of:

	2018 ($)	2019 ($)	2020 ($)
Base Salary Received	1,150,000	1,215,000	1,144,904
Annual Incentive Payments	1,778,475	2,050,313	—
Time Based RSU Vesting	3,139,707	2,623,656	3,778,998
Performance Based RSU Vesting	5,426,174	2,424,157	8,454,600
Total	11,494,356	8,313,126	13,378,502

The preceding chart and table are not substitutes for the information required to be contained in the SCT, but provide additional information with regard to our Chief Executive Officer’s pay.

For purposes of the preceding chart and table, we define:

•	“SCT” as the compensation reported in the Summary Compensation Table for the applicable year.
•

“Realized Pay” as the sum of (i) actual base salary and incentives paid for the applicable year plus (ii) the amount reported as taxable income for the applicable year upon vesting of the performance awards, RSUs, or exercise of stock appreciation rights.

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Elements of the Executive Compensation Program

The Compensation Committee believes that the elements of the executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:]

Element	Purposes and Values
Salaries

•  Provide a minimum fixed amount of compensation.

•  Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

•  Recognize individual performance.

•  Reviewed annually and compared with salaries of comparable executives within the Company and in the peer group and compensation surveys.

Short- term Incentives

•  Communicate strategic priorities and identify key financial and business objectives.

•  Motivates achievement of short-term objectives, as well as long-term objectives by using largely consistent metrics year over year.

•  100% at-risk, with a minimum financial or operational threshold that must be achieved to receive any payout.

•  Target bonus opportunity payouts (as a percentage of salary) are compared with target bonus opportunity payouts (as a percentage of salary) of comparable executives within the Company and in the peer group and compensation surveys.

•  Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging from 0% (below threshold performance) to a maximum of 200% of target payout.

•  Align chosen financial and other measures to an individual’s scope of influence.

Long- term Incentives

•  Motivate attainment of long-term financial goals and incentivize managerial action intended to increase long-term stock price appreciation and total shareholder return.

•  Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership requirements.

•  Provide that a substantial percentage of compensation is at-risk with metrics tied to financial performance.

•  Reward long-term service and promote retention with vesting schedules that span several years.

•  The grant-date value of long-term incentives is influenced by market data of comparable executives within the Company and in the peer group and compensation surveys.

Balance of Elements

The Compensation Committee views all the compensation elements together to set each NEO’s total compensation each fiscal year. In addition, the Compensation Committee seeks to balance the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. For our executives, this balance is typically attained by relying more heavily on equity and equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

NEO Total Direct Compensation Mix

The following chart illustrates the fiscal year 2020 target compensation for the NEOs by element of compensation as a percentage of the NEOs’ target total direct compensation (that is, salary plus the target value of the short-term cash and long-term incentives). This chart assists in demonstrating our compensation philosophy that a significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity. It reflects the mix of salary, cash and equity-based incentives at the target levels established at the beginning of fiscal year 2020. “Salary” is the annual salary initially established for each NEO for fiscal year 2020; “Target Cash Annual Incentive” means the target award opportunity under the annual incentive program for fiscal year 2020; and “Performance-Based Equity,” both Relative TSR and EPS and “Time-Based Equity” reflect the grant date fair values at target for fiscal year 2020. The “Target Cash Annual Incentive” amount differs from that shown in the Fiscal Year 2020 Summary Compensation Table, because the NEOs declined any short-term cash incentives for Fiscal Year 2020 due to the COVID-19 pandemic and “Salary” differs from the amount shown in the Summary Compensation Table, which reflects the reduction in salary for each NEO beginning in June 2020.

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Fiscal Year 2020 Mix of Target Total Direct Compensation Elements

For each of the NEOs above, the performance-based equity (the orange and purple bands) and the target cash annual incentive (the red band) are “at-risk” elements of compensation. The charts below indicate the percentage of variable, at-risk compensation for our CEO and, on average, our NEO’s.

The Executive Compensation Process

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Compensation Committee. Generally, compensation amounts, metrics and vesting criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and historical compensation data. Typically, annual salaries, cash short-term incentive payout targets, metrics, goals and weightings, and long-term incentive awards and performance goals for each fiscal year are set and awarded following the end of the previous fiscal year when data regarding the previous fiscal year’s performance is available. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. In addition, the Compensation Committee solicits the opinions of the other Board members, considers outside counsel’s legal advice, reviews ratings information from proxy advisory services and makes inquiries regarding the accounting and tax treatment for the compensation program.

Role of Compensation Committee

The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Compensation Committee Charter, posted on our website at www.jabil.com, sets forth the Compensation Committee’s responsibilities. The key goals of the compensation program are balanced with market data and Jabil’s financial planning and expectations to determine each executive’s compensation. The Compensation Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short- and long-term financial metrics, weighting and targets and grants long-term incentive awards. In making these decisions, the Compensation Committee reviews: (i) the Chief Executive Officer’s recommended amounts for each element of pay, and recommended performance metrics and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant, including peer group and compensation survey data; (iii) the compensation history of each

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executive; (iv) the financial performance of Jabil’s operating divisions; and/or (v) guidelines established by institutional investors and proxy advisory firms.

Role of Management

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary levels, target annual incentive award levels and long-term incentives for the other executive officers. These recommendations are based upon his assessment of individual performance, contribution, time in position and the market competitiveness of each individual’s total compensation. The Chief Executive Officer, in conjunction with other members of senior management (the Company’s Chief Financial Officer and Chief Human Resources Officer), makes recommendations regarding the design of the Company’s compensation programs including performance measures, weightings and long-term incentive structure. This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; and (iv) guidelines established by institutional investors and proxy advisory firms.

Role of Compensation Consultant

The Compensation Committee has the sole authority to hire and to dismiss its compensation consultant. Reports and advice from the consultant may be requested by the Compensation Committee and are shared with the Board and management at the Compensation Committee’s discretion. The Compensation Committee has engaged Steven Hall & Partners (“SH&P”) as its independent compensation consultant since March 2010. The types of services performed by SH&P during fiscal year 2020 included attending all Committee meetings, either in person or telephonically, reviewing and advising on the peer group selection, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, commenting on compensation-related disclosure, reviewing and commenting on the compensation philosophy, providing updates on regulatory and legislative changes impacting executive compensation and facilitating the Chief Executive Officer evaluation and performance review process. SH&P has access to management and interacts with management to gather compensation and performance information regarding Jabil, and to discuss potential compensation program designs. The Compensation Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management unrelated to services performed for the Compensation Committee. In fiscal year 2020, the Compensation Committee reviewed and analyzed a number of factors, including those specified by SEC rules, and concluded that SH&P was independent and there was no conflict of interest raised as a result of any work performed by SH&P, directly or indirectly, for the Compensation Committee during fiscal year 2020.

Competitive Benchmarking

The Compensation Committee annually reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Compensation Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including past performance, experience, position, tenure, individual and organizational factors, retention needs and other factors. The Compensation Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted short-term cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. The Compensation Committee does not consider actual performance of the peer group companies when setting NEO compensation. Rather, it compares NEO total cash compensation payout opportunities at the target performance level to the target payout opportunities of comparable NEO positions at peer group companies when it establishes target total cash compensation at the beginning of the fiscal year. However, actual total cash compensation may range from below-the-market 25th percentile at the low end to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive awards granted to executives consider market data, financial performance, individual performance and potential and aggregate share usage. The Compensation Committee also considers benchmarking information regarding competitive levels of total direct compensation (the sum of target total cash and long-term incentives) to provide context for its decisions on long-term incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of the NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Compensation Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that the peer group cumulatively has the following attributes, although a given company may not have all of the attributes: business operations in the industries and businesses in which we participate; global operations; similar annual revenue or market capitalization

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and businesses that are complex and broad or compete with Jabil for executive talent. The Compensation Committee reviewed the current peer group for use when setting compensation and determined that the peer group was satisfactory for fiscal year 2020. The peer group used to set fiscal year 2020 NEO target compensation consists of the companies set forth below, which is the same peer group that was used for fiscal year 2019.

Peer Group
Applied Materials, Inc. Arrow Electronics, Inc. Avnet, Inc. Celestica, Inc. Danaher Corporation	Emerson Electric Company FLEX Ltd. QUALCOMM, Inc. Sanmina Corporation Seagate Technology PLC	SYNNEX Corporation TE Connectivity Ltd. Tech Data Corporation Texas Instruments, Inc. Western Digital Corp.

When fiscal year 2020 NEO target compensation was set, Jabil’s revenue for the most recently completed fiscal year available approximated the 76th percentile of the peer group. The Compensation Committee’s compensation consultant compared Jabil’s NEO target pay using the peer group as part of the Compensation Committee’s process to establish NEO salaries, annual incentive targets and long-term incentive awards granted for fiscal year 2020. The peer group NEO compensation data was supplemented by data from multiple executive compensation surveys. The Compensation Committee considered comparison data regarding long-term incentives for the NEOs as one factor but did not strictly determine compensation with respect to peer group and survey data.

Setting of Salaries and Annual Cash Incentive Compensation

The Compensation Committee typically makes its decisions related to salaries and annual cash incentive targets at the start of each fiscal year. This timing allows the Compensation Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations regarding the current fiscal year when establishing such salaries and targets. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. The Compensation Committee selected the performance metrics for the fiscal year 2020 annual cash incentives pursuant to the Short-Term Incentive Plan.

Long-Term Incentive Compensation Award Practices

The annual grant cycle for grants of long-term incentive awards to our executives typically occurs at the start of each fiscal year following the completion and release of financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Compensation Committee may also make grants of long-term incentive awards at other times during the year due to special circumstances, which include a change in an officer role, the hiring or promotion of an executive officer, an acquisition or to implement design changes to align compensation with strategic goals. We do not seek to time long-term incentive awards to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically takes into account a variety of considerations, such as Jabil’s financial performance, the need to retain experienced and talented employees to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders, the incentive opportunity Jabil desires to provide to the NEOs, the executive’s role and responsibilities, individual performance, internal equity and the historical level of actual compensation realized as compared to the value targeted. Additionally, the Compensation Committee utilizes peer group and compensation survey data to provide context for its determinations of these grants.

A majority of equity incentive awards granted to our NEOs are performance-based. Over the past several years, the Compensation Committee granted performance based RSU awards, with vesting conditioned on the compound annual growth rate in Jabil’s EPS over a multi-year performance period. In fiscal year 2020, the performance period for performance based RSU awards was fixed at three years. The Compensation Committee also made RSU awards to each NEO based on the Relative TSR metric, with performance measured also over a three-year performance period. This metric creates additional alignment with stockholder interests.

Time-based RSU awards are also granted to the NEOs to achieve specific elements of the compensation program. We believe that time-based RSU awards with service-based vesting over three years provides the recipient with the potential for long-term value directly aligned with the stock price and requires long-term service. We believe that time-based RSUs align with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements.

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Other Compensation Policies and Considerations

The Company offers limited additional compensation components to our NEOs, reflecting our cost-sensitive philosophy. For fiscal year 2020, the value of the other benefits comprising “All Other Compensation” to the NEOs was minimal, as disclosed in detail in the Fiscal Year 2020 Summary Compensation Table and the related notes.

Programs we offer	Programs we do not offer
✔ Medical, dental and vision insurance	x Qualified pension benefits
✔ 401(k) Retirement Plan	x Post-retirement medical or life insurance benefits
✔ Non-qualified deferred compensation program	x Guaranteed or Pre-existing Employment or severance benefit agreements
✔ Employee stock purchase plan	x Change in control excise tax gross-ups
✔ Short- and long-term disability insurance
✔ Group life insurance and supplemental life insurance

All of these programs, excluding the non-qualified deferred compensation program, are also offered to a broad-based group of our employees.

Retirement and Pension Plan, Death and Disability

Our 401(k) Retirement Plan (“401(k) Plan”) includes a Company matching contribution. Eligible officers who retire receive additional time for vesting and settlement of certain equity and equity-based grants. Awards vest according to the provisions within the equity award agreements. Eligibility is determined based upon the age and/or years of service of the particular officer. The Compensation Committee may, in its discretion, award a bonus for the year of retirement and also may, in its discretion, pro rate this bonus for service through the date of retirement. Unvested time-based RSUs fully vest upon termination due to death or disability. In the event of death, a pro rata portion of unvested performance-based RSUs may vest and in the event of a termination due to disability, a pro rata portion of unvested performance-based RSUs may remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance and Termination

Upon a termination for any reason whatsoever, the NEO will receive the pro rata portion of salary earned to the date of termination and the Compensation Committee has discretion to consider pro-rata payments of the annual cash incentive compensation on a case-by-case basis if the NEO is not employed for the full fiscal year. Unvested RSUs are forfeited upon termination of employment unless there is a change in control or, for certain awards, the NEO is retirement-eligible, dies or becomes disabled. On a case-by-case basis, Jabil has at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Arrangements

Awards granted under the 2011 Stock Incentive Plan may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred and that continue to be reserved under the non-qualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the 2011 Stock Incentive Plan will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the 2011 Stock Incentive Plan, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the 2011 Stock Incentive Plan, for purposes of these accelerated vesting provisions, any performance objectives for any performance measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

A summary of potential payments upon termination or a change in control for NEOs is set forth in “Potential Payments upon Termination or a Change in Control.”

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Non-Qualified Deferred Compensation

U.S. executives may participate in a non-qualified deferred compensation program to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to restore any 401(k) match a participant lost due to participation in this program. Executives meeting certain criteria may also voluntarily defer receipt of compensation upon vesting of RSUs.

Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account. More information is shown in the Non-Qualified Deferred Compensation in Fiscal Year 2020 table.

Recovery of Executive Compensation

Certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement. Jabil has also established a policy to recover certain performance-based compensation paid to our executive officers under certain circumstances in the event we report certain inaccurate financial results. The clawback policy provides that an executive officer’s performance-based incentive compensation (including equity awards) may be recovered if there is a restatement of the Company’s materially inaccurate financial results and the executive officer engaged in fraud or illegal conduct which materially contributed to the inaccurate financial results.

Insider Trading Policy

Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. Trading by our officers and directors, as well as other employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, is restricted to certain quarterly trading windows. While we do not have a policy that specifically prohibits executive officers from hedging the economic risk of stock ownership in Jabil stock, we discourage our executive officers from entering into certain types of hedges with respect to Jabil securities. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.

Executive Share Ownership Requirements

Jabil has minimum share ownership requirements for Jabil’s executive officers. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple of Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Executive Vice Presidents	3x

Shares to be counted toward these requirements include shares deemed to be beneficially owned under federal securities laws (excluding shares under vested SARs) and unvested time-based restricted stock and RSUs. The share ownership requirements are expected to be met within five years of becoming an executive officer. During the five-year period, executive officers generally are required to retain 50% of after-tax shares until ownership requirements have been met. If requirements have not been met during the period, or if an executive officer falls below the ownership requirements after the five-year period, then 100% of after-tax shares generally are to be retained until requirements are met. Stock ownership is reviewed by the Compensation Committee at each January annual meeting of stockholders, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s average stock price for the preceding two months. All those who were NEOs as of the most recent Annual Meeting of Stockholders in January 2020 were in compliance with the share ownership requirements.

Accounting for Share-Based Compensation.

Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

Say-On-Pay Advisory Vote on Executive Compensation.

We provided stockholders with a “say-on-pay” advisory vote on executive compensation during the Annual Meeting of Stockholders held in January 2020. More than 96% of the votes cast on the say-on-pay proposal were cast “For” the

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approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with that annual meeting. The Compensation Committee evaluated the results of the say-on-pay vote and in light of the substantial support for our executive compensation program, it did not make any changes to the executive compensation program and policies for fiscal year 2020 compensation based on the stockholder voting results. The Compensation Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs.

NEO Fiscal Year 2020 Compensation

Some of our named executive officers received compensation increases in fiscal year 2020 at the time they were initially established in October 2019. Mr. Wilson and Mr. Borges received modest salary increases intended to bring them into alignment with their peers. Each named executive officer below reduced his base salary by 25% from June 1, 2020 through November 30, 2020. As a result of our August 31 fiscal year end, this salary reduction impacted pay in the 2020 fiscal year and will also impact pay in the 2021 fiscal year.

NEO	Fiscal Year 2020 Salary Established in October 2019	Actual Fiscal Year 2020 Salary After 25% Reduction from 6/1/20-8/30/20	Percentage Increase from Fiscal Year 2019 (Original Salary)	Actual Percentage Increase from Fiscal Year 2019 (After 25% Reduction)
Mondello	$1,215,000	1,144,904	—	-6%
Dastoor	$625,000	588,942	—	-6%
Borges	$600,000	565,000	3%	-6%
Loparco	$625,000	588,942	—	-6%
Wilson	$625,000	591,827	4%	-5%

NEO Annual Cash Incentives

After receiving input from our investors that continued focus on cash flow and operating margin are critically important to investors, the Executive Compensation Committee approved performance metrics described below.

Definitions for Annual Cash Incentive Metric. The Compensation Committee defined the metrics for the annual cash incentives, which were intended to be consistent with the Company’s publicly disclosed financial results, at the time compensation was set at the beginning of fiscal year 2020. The following definitions were used for the corporate metrics:

•

Corporate Core Operating Income (Non-GAAP) (“CANCOI”):    means U.S. GAAP operating income less amortization of intangibles, stock-based compensation expense and related charges, restructuring, severance and related charges, distressed customer charges, acquisition and integration charges, loss on disposal of subsidiaries, settlement of receivables and related charges, impairment of notes receivable and related charges, goodwill impairment charges and business interruption and impairment charges, net plus other components of net periodic benefit cost.

•	Corporate Core Operating Income Margin: means CANCOI divided by net revenue.

•

Corporate Adjusted Free Cash Flow: means net cash provided by (used in) operating activities less net capital expenditures (acquisition of property, plant and equipment less proceeds and advances from the sale of property, plant and equipment).

Each of Messrs. Borges (Healthcare), Loparco’s (Engineered Solutions) and Wilson’s (Green Point) awards are also subject to metrics associated with their respective divisions, with the following definitions used when the Compensation Committee established each of their annual cash incentive performance metrics associated with the respective division:

•

Division Core Operating Income (“Division CANCOI”): means U.S. GAAP operating income for a division less amortization of intangibles, stock-based compensation expense and related charges, restructuring, severance and related charges, distressed customer charges, acquisition and integration charges, loss on disposal of subsidiaries, settlement of receivables and related charges, impairment of notes receivable and related charges, goodwill impairment charges and business interruption and impairment charges, net plus other components of net periodic benefit cost; all related to that division.

•	Division Operating Income Margin: means Division CANCOI divided by the division’s net revenue.

•	Division Free Cash Flow: means a division’s core EBITDA plus change in working capital less net capital expenditures.

Selection and Weighting of Performance Measures. Each year, the Compensation Committee selects the metrics to be used to measure NEO performance from those authorized in the Short-Term Incentive Plan as well as the weighting of the

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metrics for each NEO’s short-term incentive award. All of our NEOs’ awards are subject to corporate metrics and Messrs. Borges, Loparco and Wilson’s awards are subject to single divisional metrics.

In May 2020, our NEOs declined any bonus payout that would otherwise be due to them under Jabil’s Fiscal Year 2020 short-term incentive program due to the impact of COVID-19.

NEO Long-Term Incentives

Actual Performance Results for Prior Long-Term Incentive Awards. In fiscal year 2018 Jabil granted two kinds of long-term, performance-based incentive awards that had performance measurement periods ending on August 31, 2020, one subject to EPS performance goals and one subject to total shareholder return goals. The specific performance goals for these long-term awards were previously disclosed by Jabil in its proxy statement covering the fiscal year the grant was made.

The Compensation Committee considered the impact of COVID-19 related costs on the Performance-Based Restricted Stock Units (“PBRSUs”) containing EPS performance goals. The Committee exercised its discretion to exclude the impact of certain costs associated with the COVID-19 pandemic from the calculation of EPS for outstanding PBRSUs (including those granted in fiscal year 2018). As a result, EPS was $8.86, resulting in vesting at 108% of target for the performance measurement period ending August 31, 2020. Had the Committee not exercised its discretion, vesting would have occurred at 90% of target.

For the fiscal year 2018 Relative TSR-based awards, actual performance was at the 70th percentile, resulting in a payout of 179% of target for the measurement period ending August 31, 2020.

The following summarizes the quantitative performance goals and the actual outcome for the PBRSUs:

	Award	Performance	Performance	Cumulative Core EPS
Grant Date	Type	Goal	Period	Threshold	Target	Maximum	Result
11/20/2017	Performance-Based RSU	EPS	FY18-FY20	$6.83	$8.75	$9.40	$8.86
	Award	Performance	Performance	Total Shareholder Return			Result
Grant Date	Type	Goal	Period	25th Pct.	50th Pct.	75th Pct.	(70th Pct.)
10/19/2017	Performance-Based RSU	Relative TSR	FY18-FY20	0%	100%	200%	179% vest

Definitions for Long-Term Incentive Metrics Granted in Fiscal Year 2020. The following definitions apply to the long-term, performance-based incentive compensation awards made during fiscal year 2020 and will differ from the Company’s publicly disclosed financial results:

•

Cumulative core earnings per share (Non-GAAP) (“EPS”) is the sum of the Company’s adjusted core earnings per share (Non-GAAP) during the three-year performance period beginning September 1, 2019 and ending on August 31, 2022.

•

Adjusted core earnings per share (Non-GAAP) is the Company’s U.S. GAAP net income adjusted to exclude the following: (1) amortization of intangible assets, (2) stock-based compensation expense and related charges, (3) goodwill impairment charges, net of any tax related implications, (4) the cumulative effect of changes in GAAP and/or tax laws and regulations not previously contemplated in the Company’s EPS target and (5) any other unusual or nonrecurring gains or losses which are separately identified and quantified, including the acquisition and integration costs associated with Project Dayton and charges associated with the previously approved Board restructuring plans, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

•

Relative Total Shareholder Return (“Relative TSR”) is the percentage rate of return from the beginning stock price (as defined below) to the closing stock price (as defined below) of Jabil’s common stock and the common stock of each relevant company in the S&P Supercomposite Technology Hardware and Equipment Index, as applicable, assuming reinvestment of all dividends and other distributions paid during the performance period. For purposes of the preceding sentence, the beginning stock price means the average stock price for the 90-day period ending 60 days after the first day of the performance period. The closing stock price means the average stock price for the 90-day period ending 30 days after the last day of the performance period.

Long-Term Compensation. For fiscal year 2020, the Compensation Committee granted the NEOs performance-based RSU awards and time-based RSU awards, with the potential to achieve the most value placed on the performance-based grant. Each NEO received performance-based RSU awards that were based on the EPS metric and performance-based RSU awards that were based on the Relative TSR metric, each described above. Each NEO received two-thirds of their total long-term compensation in performance-based RSU awards compared to time-based awards. The Compensation

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Committee granted RSUs with accumulated dividend equivalents, which allow for a cash payment upon vesting of the same amount that would have been paid in dividends during the vesting period (without interest).

Performance-Based Equity Awards. These awards are at-risk and variable. Each NEO received an award of RSUs with vesting based on the achievement of EPS during the three-year performance period starting in fiscal year 2020. In addition, each NEO received an award of RSUs with vesting based on the achievement of Relative TSR during the three-year performance period starting in fiscal year 2020. The Compensation Committee believes that measuring performance against a multi-year measurement of EPS aligns the NEOs’ compensation with stockholders’ interests over a longer-term horizon, which alignment with stockholders’ interests is further enhanced by granting an additional award measuring performance against a multi-year measurement based on Relative TSR.

The awards contain a threshold performance level that must be achieved in order for any performance based RSUs to vest. The achievement of the applicable performance goal (EPS or Relative TSR) at the end of the three-year period determines the corresponding number of RSUs that will vest. With respect to the EPS performance goal, the vesting is 20% at threshold performance, 100% at target performance and 150% at maximum performance. With respect to the Relative TSR performance goal, the vesting is 0% at threshold performance, 100% at target performance and 200% at maximum performance.

Performance results between a threshold level and target level or between a target level and maximum level are determined by means of interpolation. The three-year goals are established by the Compensation Committee based upon the Company’s long-term financial plan, reviews of analyst expectations and historical financial performance. Target levels are intended to be “stretch” goals, requiring significant growth in the Company’s EPS or Relative TSR over the three-year performance period in order to pay out at or above target.

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal Year 2020 table.

Time-Based Awards. The time-based awards made to the NEOs for fiscal year 2020 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The Compensation Committee chose the graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vests in the third year after the grant. Additionally, supporting our focus on performance-based compensation, time-based awards comprise a minority of the NEOs’ fiscal year 2020 long-term incentive award opportunity.

Chief Executive Officer Compensation for Fiscal Year 2020

Chief Executive Officer target cash compensation increased in fiscal year 2020. The Compensation Committee reviewed current market data as part of its regular annual review of CEO compensation, which includes both peer group and compensation survey data. This analysis showed that Mr. Mondello’s fiscal year 2020 salary was approximately 2% below the market median, target total cash compensation (salary plus target annual cash incentive) was approximately 2% above the market median and target total direct compensation (target total cash compensation plus the target value of long-term incentives granted) was approximately 12% below the market median. Mr. Mondello does not receive any pension benefits, severance commitments, change in control excise tax gross-up commitments or perquisites. Additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions).

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Changes to Performance Metrics for Fiscal 2021 Compensation Program

After receiving input from our investors as described under “Shareholder Engagement” above that continued focus on cash flow and operating margin are critically important to investors, the Executive Compensation Committee approved performance metrics that will apply to our 2021 fiscal year annual incentive plan that will include corporate and divisional free cash flow, CANCOI and core operating margin.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020.

Submitted by the Compensation Committee:

Summary Compensation Table

The following table summarizes the compensation of our NEOs for fiscal year 2020, 2019 and 2018 except as indicated below. The NEOs are our Chief Executive Officer, our Chief Financial Officer, and each of our next three most highly compensated executive officers based upon their total compensation during fiscal year 2020.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark T. Mondello Chief Executive Officer	2020 2019 2018	1,144,904 1,215,000 1,150,000	11,561,521 8,140,831 8,452,294	— 2,050,313 1,778,475	11,963 6,291 15,596	12,718,388 11,412,435 11,396,365
Michael Dastoor(5) Chief Financial Officer	2020 2019	588,942 625,000	2,129,183 1,520,621	— 703,125	11,200 11,401	2,729,325 2,860,147
Steven D. Borges Executive Vice President, CEO, Regulated Industries	2020 2019 2018	565,000 580,000 520,000	1,727,167 1,341,635 1,175,574	— 935,250 754,650	67,138 268,837 635,819	2,359,305 3,125,722 3,086,043
Michael Loparco(6) Executive Vice President, CEO, EMS	2020 2019	588,942 625,000	2,013,677 1,520,621	— 893,750	11,315 10,731	2,613,934 3,050,102
Kenneth S. Wilson Executive Vice President, CEO, Green Point	2020 2019 2018	591,827 600,000 550,000	1,727,167 1,341,635 1,371,951	— 670,500 839,125	592,812 383,262 340,635	2,911,806 2,995,397 3,101,711

(1)

The “Salary” column reflects the salaries for the fiscal year on an accrual basis, including any amount deferred under Jabil’s Executive Deferred Compensation Plan. See “Non-Qualified Deferred Compensation in Fiscal Year 2020.”

(2)

The “Stock Awards” column contains both performance-based and time-based RSU awards and assumes a target level of achievement for the performance-based awards. Amounts reflect the aggregate grant date fair value of the awards pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020. For the performance-based RSUs in this column, assuming that the highest level of performance conditions will be achieved (EPS at 150% maximum and Relative TSR at 200% maximum) the grant date fair value for each NEO would be as follows:

Name	Fiscal Year	Maximum Value ($)
Mondello	2020	18,122,891
Dastoor	2020	3,364,670
Borges	2020	2,726,369
Loparco	2020	3,183,612
Wilson	2020	2,726,369

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See the “Grants of Plan-Based Awards in Fiscal Year 2020“ table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal year 2020 and the “Outstanding Equity Awards at 2020 Fiscal Year End” table with respect to RSU awards made prior to fiscal year 2020. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

(3)

Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Short-Term Incentive Plan for services performed in each fiscal year including any amount deferred under Jabil’s Executive Deferred Compensation Plan. For the 2020 fiscal year, our Chief Executive Officer, Chief Financial Officer and other executive vice presidents have declined any bonus that would otherwise have been due to them under Jabil’s Fiscal Year 2020 short-term incentive program due to the impact of COVID-19. For additional information about our Short-Term Incentive Plan and these payouts see “Compensation Discussion and Analysis” and the “Grants of Plan-Based Awards in Fiscal Year 2020” table.

(4)

The amounts shown include the following Company contributions under Jabil’s 401(k) plan: $11,200 for Messrs. Mondello and Dastoor; $11,600 for Messrs. Borges and Wilson; and $11,315 for Mr. Loparco. The amount shown for Mr. Mondello also includes $763 for an executive physical. The amount shown above for Mr. Borges also includes a $33,684 tax equalization payment and $21,854 in tax gross-ups, both related to his relocation. The amount shown for Mr. Wilson also includes $3,350 for tax preparation services and the following amounts, all related to his relocation: $553,798 in tax gross-ups; a $58,284 cost-of-living adjustment; a $244,870 foreign tax credit; $82,801 in miscellaneous costs; a $221,325 housing allowance; $51,272 in transporation costs; and $40,000 in home-leave expenses, all offset by the reversal of a $707,989 of tax equalization and hypo-tax withholding payment.

(5)	Mr. Dastoor became a named executive officer for the first time in fiscal 2019.

(6)	Mr. Loparco became a named executive officer for the first time in fiscal 2019.

Grants of Plan-Based Awards in Fiscal Year 2020

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal year 2020, including: (i) the grant date of awards; (ii) the range of possible cash payouts under our Short-Term Incentive Plan for fiscal year 2020 performance for achievement of pre-specified levels of performance prior to the decision of our NEOs in May 2020 to decline any bonus that would otherwise have been due to them under Jabil’s Fiscal Year 2020 short-term incentive program due to the impact of COVID-19; (iii) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iv) the number of time-based RSUs granted (which are included in the “All Other Stock Awards: Number of Shares of Stock or Units” column); (v) the number and exercise price of market-based RSUs granted; and (vi) the grant date fair value of performance-based RSUs and time-based RSUs computed under ASC 718.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Type (3)	Threshold (#)	Target (#)	Maximum (#)
Mondello	10/17/2019 11/07/2019 11/07/2019 11/07/2019	214,670	1,717,356	3,434,712	— EPS TSR TBRS	— 17,016 1 —	— 85,080 85,080 —	— 127,620 170,160 —	— — — 85,080	— 3,333,434 4,894,652 3,333,434
Dastoor	10/17/2019 11/07/2019 11/07/2019 11/07/2019	73,618	588,942	1,177,884	— EPS TSR TBRS	— 3,680 1 —	— 18,400 15,210 —	— 27,600 30,420 —	— — — 13,610	— 720,912 875,031 533,240
Borges	10/17/2019 11/07/2019 11/07/2019 11/07/2019	70,625	565,000	1,130,000	— EPS TSR TBRS	— 2,924 1 —	— 14,620 12,390 —	— 21,930 24,780 —	— — — 11,270	— 572,812 712,797 441,559
Loparco	10/17/2019 11/07/2019 11/07/2019 11/07/2019	73,618	588,942	1,177,884	— EPS TSR TBRS	— 3,510 1 —	— 17,550 14,360 —	— 26,325 28,720 —	— — — 12,760	— 687,609 826,131 499,937
Wilson	10/17/2019 11/07/2019 11/07/2019 11/07/2019	73,978	591,827	1,183,000	— EPS TSR TBRS	— 2,924 1 —	— 14,620 12,390 —	— 21,930 24,780 —	— — — 11,270	— 572,812 712,797 441,559

(1)

The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts for the awards granted October 17, 2019. In light of the impact of COVID-19, in May 2020 our NEOs declined any bonus payout that would otherwise have been due to them under Jabil’s Fiscal Year 2020 short-term incentive program.

(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our 2011 Stock Incentive Plan in fiscal year 2020. For additional information related to the performance period, performance measures and targets, see “Compensation Discussion and Analysis”. During the performance period, the NEOs will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of “Compensation Discussion and Analysis” for treatment of dividends under RSU awards. See “Potential Payments Upon Termination or a Change in Control” and “Other

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Compensation Policies and Considerations” under the “Compensation Discussion and Analysis” for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(3)

The type of award refers to awards’ vesting criteria and related terms. “EPS” refers to performance-based RSU awards based on cumulative core EPS (Non-GAAP) targets, with performance measured over a three year performance period. “TSR” refers to performance-based RSU awards based on the Company’s total shareholder return relative to the total shareholder return of the companies in the S&P SupercompositeTechonology Hardware and Equipment Index, with performance measured over a three year performance period. “TBRS” refers to time-based RSU awards, which vest based on continued service over a three year vesting period.

(4)

The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based RSUs granted to the NEOs in fiscal year 2020. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying an EPS performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date and assumes target-level achievement. The fair value of each share underlying a Relative TSR performance-based award for this purpose is measured on the date of grant using a Monte Carlo valuation model, which utilizes multiple input variables to determine the probability of the Company achieving the specified market conditions, and assumes target-level achievement.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table provides information regarding outstanding unvested RSU awards held by each of our NEOs as of August 31, 2020. Each grant of unvested RSU awards is shown separately for each NEO.

		Stock Awards
Name	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Mondello
	10/19/2017	37,704	1,287,592	94,260	3,218,979
	11/20/2017	—	—	94,260	3,218,979
	10/18/2018	74,501	2,544,209	212,860	7,269,169
	11/7/2019	85,080	2,905,482	170,160	5,810,964
Dastoor
	10/19/2017	4,592	156,817	5,740	196,021
	11/20/2017	—	—	5,740	196,021
	10/18/2018	13,916	475,231	39,760	1,357,804
	11/7/2019	13,610	464,782	33,610	1,147,782
Borges
	10/19/2017	5,244	179,083	13,110	447,707
	11/20/2017	—	—	13,110	447,707
	10/18/2018	12,278	419,294	35,080	1,197,982
	11/7/2019	11,270	384,871	27,010	922,392
Loparco
	10/19/2017	6,556	223,887	16,390	559,719
	11/20/2017	—	—	16,390	559,719
	10/18/2018	13,916	475,231	39,760	1,357,804
	11/7/2019	12,760	435,754	31,910	1,089,727
Wilson
	10/19/2017	6,120	208,998	15,300	522,495
	11/20/2017	—	—	15,300	522,495
	10/18/2018	12,278	419,294	35,080	1,197,982
	11/7/2019	11,270	384,871	27,010	922,392

(1)

These are grants of time-based RSUs and will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. The NEOs will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(2)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $34.15, the closing market price of Jabil common stock on August 31, 2020.

(3)

These amounts represent the number of shares of performance-based RSUs including the Relative TSR RSUs granted in fiscal years 2020, 2019 and 2018. The FY 2020 performance periods and threshold, target, and maximum levels of achievement for performance-based RSUs including the Relative TSR RSUs are described in the “Compensation Discussion and Analysis.” The number of shares and related values as of August 31, 2020 represent the award at target level of achievement. Actual results may cause our NEOs to earn more or fewer shares. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation”

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portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(4)

The market value shown was determined by multiplying the number of shares of unearned performance based RSUs at the applicable level of performance described in footnote (3) by $34.15, the closing market price of Jabil common stock on August 31, 2020.

Option Exercises and Stock Vested in Fiscal Year 2020

Our NEOs acquired the following shares upon the vesting of stock awards during fiscal year 2020.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mondello	335,207	12,233,598
Dastoor	23,962	871,529
Borges	50,871	1,856,638
Loparco	60,881	2,221,945
Wilson	20,360	749,107

(1)

The value realized upon vesting is determined by multiplying the number of shares that vested by Jabil’s closing stock price per share on the day prior to the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

Non-Qualified Deferred Compensation in Fiscal Year 2020

In fiscal year 2020, we permitted NEOs to elect to defer a portion of salary and annual incentive awards under the Jabil Inc. Executive Deferred Compensation Plan. The following table shows cash compensation that was deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal year 2020, and the aggregate balance as of August 31, 2020. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Fiscal Year 2020 ($)	Registrant Contributions in Fiscal Year 2020 ($)	Aggregate Earnings in Fiscal Year 2020 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of August 31, 2020 ($)
Mondello	—	—	—	—	—
Dastoor	589,736	—	46,208	—	745,204
Loparco	—	—	—	—	—
Wilson	—	—	—	—	—
Borges	—	—	—	—	—

Potential Payments Upon Termination or a Change in Control

Jabil’s NEOs do not have pre-existing employment or severance agreements. Accordingly, upon a termination with or without cause, or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of cash severance payment.

The Compensation Committee may, in its discretion, award a bonus to our NEOs for the year of retirement, pro-rated for service through the date of retirement. The only other scenarios in which our NEOs may receive additional amounts are in connection with accelerated or continued vesting of outstanding equity awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the 2011 Stock Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the NEO is terminated without cause or resigns for good reason. With respect to the 2011 Stock Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in “Compensation Discussion and Analysis – Change in Control Arrangements” above.

In general, upon termination of employment, all unvested RSUs are forfeited unless (i) there is a change in control or (ii) in the case of RSUs, the NEO is retirement-eligible, dies or becomes disabled. Awards that contain retirement, death or

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disability provisions may vest in whole or in part as discussed in the “Compensation Discussion and Analysis – Other Compensation Policies and Considerations” above.

The following table sets forth the additional amounts that could have been payable or realizable by Jabil and realized by each NEO if termination of his employment were to have occurred as of August 31, 2020 for these scenarios. Amounts payable or realizable upon termination due to a change in control or death would be payable in a lump sum payment. The value upon continued vesting of equity awards (which would occur upon termination due to retirement and termination due to disability) would be realizable upon the respective vesting dates.

	Termination Due to Change in Control ($)	Termination Due to Retirement ($)	Termination Due to Death ($)	Termination Due to Disability ($)
Equity(1)	All unvested RSUs would be accelerated(2), resulting in these values:	Certain unvested performance-based RSUs and time-based RSUs would continue to vest, resulting in these values(3):	Certain unvested performance-based RSUs(4) and all time-based RSUs would vest immediately, resulting in these values:	All unvested time-based RSUs would vest immediately and certain unvested performance–based RSUs(5) would continue to vest, resulting in these values:
Mondello	40,893,942	29,055,885	22,758,853	22,758,853
Dastoor	6,140,443	2,831,301	2,947,206	2,947,206
Borges	6,241,835	3,312,198	3,374,283	3,374,283
Loparco	7,349,831	—	4,009,710	4,009,710
Wilson	6,533,510	3,556,757	3,618,841	3,618,841

(1)

With the exception of awards granted in October 2017 that were unvested as of August 31, 2020, all numbers in the chart above represent achievement of the target amount that could be realized under an award at the market closing price on August 31, 2020. The performance period for awards granted in October 2017 that were unvested as of August 31, 2020 has concluded and the actual performance outcome was applied. The only equity grants that were unvested at August 31, 2020 are restricted stock unit grants.

(2)

In the event of termination without cause or resignation for good reason following a change in control, all unvested restricted stock units would vest immediately, with performance-based restricted stock units vesting at the maximum.

(3)

All named executive officers other than Mr. Loparco have retirement eligibility, resulting in extended vesting. Messrs. Dastoor, Borges, and Wilson have two years of retirement eligibility and would continue to vest in outstanding awards in accordance with the terms of such awards through August 31, 2022. All awards that remain unvested as of such date would be cancelled. Mr. Mondello’s retirement eligibility would result in vesting of all outstanding awards.

(4)	Performance-based awards would vest immediately on a pro rata basis in accordance with the terms of the award.

(5)	Performance-based awards would continue to vest on a pro rata basis in accordance with the terms of the award.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median associate. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and is based on our payroll and employment records and the methodology described below. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.

Considered Population. As of August 31, 2020, we employed approximately 140,659 associates worldwide that meet the definition of employee under Item 402(u), other than our CEO. As permitted by SEC rules, in order to determine our median associate, we excluded approximately 5% of our total associate population or approximately 6,682 associates outside of the U.S. from the following countries: Vietnam (6,165), Dominican Republic (163) and Russian Federation (67). Therefore, an aggregate associate population of approximately 128,799 was considered (the “considered population”) in determining our median associate.

Identifying our Median Associate. In determining our median associate, we used fiscal year 2020 target total compensation (base salary plus target cash bonus and equity). Adjustments were made to annualize the salaries of all newly hired full-time associates in the considered population who did not work for the entire fiscal year 2020. For associates located outside the U.S., compensation was converted to U.S. dollars using the spot exchange rate as of the last business day of the fiscal year (August 31, 2020). The annual total compensation for our median associate in fiscal 2020 was $7,753.

The fiscal 2020 annual total compensation of our CEO was $12,718,388, as set forth in the Summary Compensation Table. The ratio of our CEO’s annual total compensation to our median associates’ annual total compensation was 1,640:1.

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To set some context for the above CEO pay ratio, as a large global manufacturing company, the nature of our operations relies significantly on employees outside the United States. Of the 128,799 associates included in our analysis, more than 93 % are located outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends as well as fluctuations in currency exchange rates. We annually conduct competitive market pay analysis in all of the countries we operate in to ensure we are competitive with local market practices.

Equity Compensation Plan Information

The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2020:

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity Compensation Plans Approved by Security Holders:
2011 Stock Award and Incentive Plan	15,000	18.49	10,609,508
2011 Employee Stock Purchase Plan	—	—	2,290,167
Restricted Stock Unit Awards	6,337,524(3)	—	—
TOTAL	6,352,524		12,899,675
Equity Compensation Plans Not Approved by Security Holders:
	—	—	—

(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of RSUs, which are not options, warrants or rights and have no exercise price.

(2)	All of the shares available for future issuance under the 2011 Stock Incentive Plan may be issued in connection with options, rights, restricted stock or other stock-based awards.

(3)

Amount reflects the number of shares issuable upon vesting of RSUs granted under the 2011 Stock Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

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Proposal No. 3 - Advisory Vote on Executive Compensation

This proposal gives our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, in accordance with Section 14A of the Exchange Act, the compensation of our NEOs, as disclosed in this Proxy Statement. At the most recent Annual Meeting of Stockholders held in January 2020, more than 96% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative disclosure set forth in this Proxy Statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. The compensation program for our NEOs is composed of the following features, among others:

•

In light of the impact of COVID-19, in May 2020 our Chief Executive Officer, Chief Financial Officer and other executive vice presidents reduced their base salaries by 25% beginning June 1, 2020 through November 30, 2020 and declined any bonus payout that would otherwise have been due to them under Jabil’s Fiscal Year 2020 short-term incentive program.

•

Our Compensation Committee is composed solely of independent directors. The Compensation Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.

•

Our Compensation Committee engages in a robust and comprehensive annual review of the Company’s performance metrics and goals to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.

•	Our Compensation Committee receives advice from its independent compensation consultant, Steven Hall & Partners, which performs no other services for Jabil.

•

A majority of the compensation payable to our NEOs is performance-based, including our annual cash incentive program and our performance-based restricted stock unit awards, which vest over multi-year performance periods, if at all. Over 50% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.

•	Our compensation philosophy is to pay for performance and our goals are set at challenging levels.

•	We have stock ownership requirements for our NEOs.

•	We have adopted a clawback policy which allows us to recoup certain performance-based incentive compensation paid to our executive officers in the event we report certain inaccurate financial results.

•	We employ our NEOs “at will” without guaranteed or pre-existing employment, severance or change in control agreements.

•	Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

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Proposal No. 4 – Approval of the Jabil Inc. 2021 Equity Incentive Plan

General

We are asking you to vote for approval of the proposed Jabil Inc. 2021 Equity Incentive Plan (the “2021 Plan”), which was approved by the Board on October 15, 2020. The 2021 Plan will replace the Company’s 2011 Stock Award and Incentive Plan (the “Prior Plan”), which terminated on October 21, 2020. The Company intends to use the 2021 Plan in a manner consistent with its use of the Prior Plan in order to incentivize and retain its employees and non-employee directors.

Compensation and Governance Best Practices

The 2021 Plan authorizes the Committee (as defined below) to provide equity-based incentive awards in the form of stock options (which can be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or nonstatutory stock options), stock appreciation rights, or SARs, restricted stock, stock units, and other equity awards. The vesting of equity awards can be based on continuous service and/or achievement of certain performance criteria.

The 2021 Plan reflects a broad range of compensation and commonly viewed governance best practices, with some of the key features of the 2021 Plan as follows:

•

One-year minimum vesting provision, with exception for 5% of shares initially available under the 2021 Plan and the ability to waive or accelerate vesting in the event of a change in control or termination due to retirement, death or disability;

•	Annual director compensation limit;

•	No discounting of stock options or stock appreciation rights;

•	No repricing or replacement of underwater stock options or stock appreciation rights without stockholder approval;

•	No dividend equivalents on stock options or stock appreciation rights;

•	No dividends or dividend equivalents on unearned restricted stock, stock units or other-stock-based awards;

•	Awards are subject to the Company’s clawback policy; and

•	No liberal definition of “change in control.”

Summary of the 2021 Plan

The following summary of the 2021 Plan is qualified in its entirety by the terms of the 2021 Plan, which is attached to this proxy as Appendix A.

Purpose

The purpose of the 2021 Plan is to promote the long-term success of the Company and the creation of stockholder value by offering participants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such participants to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

Administration

One or more committees (each, a “Committee”) appointed by the Board (or its Compensation Committee) will administer the 2021 Plan. Unless the Board provides otherwise, the Compensation Committee will be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

Eligibility

The 2021 Plan provides that the Committee may grant awards to employees and non-employee directors. Only employees will be eligible to receive grants of incentive stock options. As of December 1, 2020, there were nine eligible non-employee directors and approximately 140,000 employees of the Company that would be eligible to participate in the 2021 Plan, if selected by the Committee for participation. Historically, participation has been limited to approximately 1,000 of our employees and all of our non-employee directors. The Committee will select the participants who are to receive awards under the 2021 Plan and will determine the type, number, vesting requirements, applicable performance criteria, and other features and conditions of such awards.

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Limitations on Awards

The shares of our common stock issuable under the 2021 Plan will come from authorized but unissued shares or treasury shares or reacquired shares, bought on the market or otherwise. The number of shares authorized for issuance under the 2021 Plan consists of (i) 11,000,000 shares, which includes 8,766,497 shares related to the Prior Plan or any award outstanding under the Prior Plan that had expired, been canceled, forfeited or terminated as of November 10, 2020 where such unissued shares were again available for grant pursuant to the terms of the Prior Plan and (ii) any shares underlying awards outstanding under the Prior Plan that, on or after the termination date of the Plan, expire or are canceled, forfeited or terminated without issuance to the holder thereof of the full number of shares to which the award related (the “Share Limit”). To the extent an award granted under the 2021 Plan or the Prior Plan expires or is canceled, forfeited, or terminated without issuance to the participant of the full number of shares to which such award related, the unissued shares will again be available for grant under the 2021 Plan. In no event will (i) shares tendered or withheld on the exercise of options for the payment of the exercise price, (ii) shares withheld to satisfy withholding taxes with respect to an award, (iii) shares not issued upon the settlement of a SAR that settles in shares (or could settle in shares), or (iv) shares purchased on the open market with cash proceeds from the exercise of options or SARs, again become available for other awards under the 2021 Plan. As of November 10, 2020, 5,963,653 restricted stock unit awards and 15,000 options with a weighted average exercise price of $18.49 and a weighted average remaining term of 0.88 years were outstanding. On the Record Date, the closing sale price of a share of our common stock on the NYSE was $38.22, and 150,471,570 shares of our common stock were outstanding.

Additionally, the maximum aggregate number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options granted under the 2021 Plan cannot exceed 10,000,000 shares.

The sum of the grant date fair value of all awards payable in shares to an individual as compensation for services as a non-employee director may not exceed $500,000 in any calendar year.

Clawback Policy

By accepting an award, participants are agreeing to be bound by the Company’s clawback policy, which may be amended from time to time by the Company in its discretion, and are further agreeing that all awards may be unilaterally amended by the Company to the extent needed to comply with the clawback policy.

Minimum Vesting Condition

As a general rule, awards granted under the 2021 Plan may not fully vest sooner than the first anniversary of the date of grant or the date of commencement of employment or service, in the case of a grant made in connection with a participant’s commencement of employment or service (the “Minimum Vesting Condition”). However, this condition will not apply to awards to the extent that the number of shares underlying such awards do not in the aggregate exceed, at the time the award is granted, 5% of the Share Limit and the Minimum Vesting Condition will not limit the Committee’s ability to provide for accelerated or continued vesting in connection with a change in control of the Company or retirement, death or disability. The 2021 Plan also provides exceptions for certain awards granted in connection with an acquisition by Jabil of another corporation and restricted stock grants or awards of stock units that a non-employee director has elected to receive in lieu of payment of all or a portion of his or her annual cash retainer or any other cash fees.

Termination of Continuous Service

“Continuous Service” means uninterrupted service as an employee or non-employee director. Unless the applicable award agreement or employment agreement provides otherwise, the following rules will govern the vesting, exercisability, and terms of outstanding awards held by a participant in the event of termination of such participant’s continuous service:

•	Termination for cause: all then-outstanding options, SARs, and unvested portions of other awards will terminate and be forfeited immediately without consideration as of the termination date.

•

Death or disability: all then-outstanding options and SARs that are not yet fully exercisable will immediately become exercisable in full. All then-outstanding unvested restricted stock grants, stock units, and other equity awards will become immediately fully vested and non-forfeitable, except that if an outstanding award remains subject to performance-based forfeiture conditions immediately prior to the date of death or termination due to disability, “fully vested and non-forfeitable” will mean vesting at the designated target level.

•

Retirement: the vested portions of each then-outstanding option, SAR, and, if applicable, other equity award may be exercised within the lesser of their respective remaining terms and 12 months after the termination date. All unvested portions of all then-outstanding awards will be forfeited without consideration as of the termination date.

•

Continuous service terminated by Company without cause or by the participant for good reason, in each case, after a change in control and prior to the first anniversary of a change in control: on the date of termination, (i) all outstanding continued, assumed, or replaced options and SARs that are not yet fully exercisable shall

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immediately become exercisable in full and shall remain exercisable in accordance with their terms; (ii) all continued, assumed, or replaced unvested restricted stock grants, stock units, and other equity awards will become immediately fully vested and non-forfeitable; and (iii) any performance criteria applicable to the unvested continued, assumed, or replaced awards for performance measurement periods not yet ended will be deemed to have been satisfied at the greater of the designated target level or the degree of satisfaction of the performance criteria through the date of termination in connection with the award.

•

Any other reason: the vested portion of then-outstanding options, SARs, and, if applicable, other equity awards may be exercised within the lesser of the remaining term of such option, SAR, and other equity award and three months after the termination date. All unvested portions of all then-outstanding awards will be forfeited without consideration as of the termination date.

Options

Each option granted under the 2021 Plan is subject to the following terms and conditions:

•

Exercise Price. The Committee will establish the exercise price of options to purchase shares of common stock. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% stockholder) of the fair market value of the common stock on the date the option is granted. The 2021 Plan provides exceptions for certain substitute options granted in connection with a corporate transaction. For so long as Jabil common stock is traded on the NYSE, the fair market value of a share of common stock shall be the closing sales price for such stock as quoted on such system on the day before the date of determination of such fair market value or, if there were no sales on such date, on the latest previous trading day.

•

Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable, provided that the term of an option will not exceed ten years (five years for an incentive stock option granted to a 10% stockholder) from its date of grant. The terms of such vesting are determined by the Committee.

•

Form of Consideration. The consideration for shares issued upon exercise of options generally will be payable in cash (or check) at the time when such shares are purchased by the participant, except as specified in the terms of the applicable award agreement. The form of consideration specified in an award agreement may vary for each option, and may consist entirely of cash, check, other shares of Jabil common stock, cashless exercise, net exercise, any combination thereof, or any other legally permissible form of consideration as may be provided in the 2021 Plan and the award agreement.

•

Other Provisions. The award agreement shall also specify whether the option is an incentive stock option, and if not specified, then the option will be a nonstatutory stock option. The award agreement may contain such other terms, provisions and conditions not inconsistent with the 2021 Plan as may be determined by the Committee. Shares of common stock covered by options which have terminated, and which were not exercised prior to termination will be returned to the 2021 Plan.

•	No Repricing. Outstanding options may not be re-priced without the approval of our stockholders.

Stock Appreciation Rights

The exercise of a SAR will entitle the grantee to receive the excess of the fair market value of a share of common stock on the date of exercise over the exercise price for each share of common stock with respect to which the SAR is exercised. As a general rule, the exercise price of a SAR must be no less than 100% of the fair market value of the common stock on the date the SAR is granted. The 2021 Plan provides exceptions for certain substitute SAR awards granted in connection with a corporate transaction. The term of a SAR may not exceed ten years from its date of grant. An award agreement may provide for a maximum limit on the amount of any payout notwithstanding the fair market value on the date of exercise of the SAR. Payment upon exercise of a stock appreciation right may be in cash, shares of common stock or a combination of cash and shares of common stock, as provided in the applicable award agreement. Outstanding SARs may not be re-priced without the approval of our stockholders.

Restricted Stock Grants

The applicable award agreement will set forth the number of shares of common stock comprising a restricted stock grant, along with the conditions applicable thereto. A restricted award grant will vest, in full or in installments, upon satisfaction of the conditions specified in the applicable award agreement, subject to the Minimum Vesting Condition described above. Any such conditions for vesting may be based upon the passage of time and continuous service by the grantee, or the achievement of specified performance criteria, or both. The holder of a restricted stock grant (irrespective of whether the shares subject to the restricted stock grant are vested or unvested) will have the same voting, dividend and other rights as the Company’s other stockholders. However, any dividends received on shares that are unvested (whether such dividends

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are in the form of cash or shares) will be subject to the same vesting conditions and restrictions as the restricted stock grant with respect to which the dividends were paid.

Stock Units

The applicable award agreement will set forth the number of shares of common stock to which the stock unit grant pertains, along with the conditions applicable thereto. Stock units will vest, in full or in installments, upon satisfaction of the conditions specified in the applicable award agreement, subject to the Minimum Vesting Condition described above. However, stock units granted to a non-employee director under a director compensation deferral program with respect to otherwise earned and vested compensation need not be subject to vesting conditions. A holder of stock units has no voting rights. The Committee may provide in a stock unit award agreement for the payment of dividend equivalents, which entitle the holder to be credited with an amount equal to cash or common stock dividends paid on Jabil common stock while the stock unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, shares of Jabil common stock, or a combination of both. Prior to vesting of the stock units, any dividend equivalents accrued on such unvested stock units will be subject to the same vesting conditions and restrictions as the stock units to which they attach. The settlement of stock units may be in the form of cash, shares of common stock or a combination of cash and shares of common stock, as determined by the Committee.

Other Stock-Based Awards

The Committee may grant other stock-based awards in such amounts, on such terms and conditions, and for such consideration, as the Committee determines in its discretion. Other stock-based awards may be denominated and paid in cash, shares of Jabil common stock, or combination of both, all as determined in the discretion of the Committee.

Performance Criteria

The performance criteria that may be used to establish performance goals with respect to an award may include, but are not limited to, any of the following: (i) terms relative to a peer group or index; (ii) any financial or operational metric; (iii) any safety metric; (iv) mergers, acquisitions, increase in enterprise value of subsidiaries, affiliates, divisions or business units or sales of assets of subsidiaries, affiliates, divisions or business units or sales of assets; (v) customer satisfaction, customer renewals, customer retention rates; (vi) research and development; and (vii) any combination of the foregoing.

Adjustment upon Changes in Capitalization

In the event of changes in the outstanding stock of Jabil by reason of a subdivision of the outstanding shares, a stock dividend, an extraordinary cash dividend, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a stock split, a reverse stock split, a reclassification or other distribution of the shares without the receipt of consideration by the Company, of or on its common stock, a recapitalization, a combination, a spin-off or a similar occurrence, an appropriate adjustment will be made by the Committee, taking into consideration the accounting and tax consequences to: (i) the Share Limit and the limit with respect to incentive stock options under the 2021 Plan; (ii) the number and kind of securities available for awards (and which can be issued as incentive stock options); (iii) the number and kind of securities covered by each outstanding award; (iv) the exercise price of each outstanding option and SAR; (v) any applicable performance measures; and (vi) the number and kind of outstanding securities issued under the 2021 Plan.

Change in Control

In the event of a change in control of Jabil, outstanding awards will be subject to the merger agreement or other applicable transaction agreement. Such agreement may provide, without limitation, for the assumption (or substitution) of outstanding awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with consideration or, solely in the case of an underwater option or SAR, without consideration, in all cases, without the consent of the participant. Outstanding awards do not have to all be uniformly treated the same way.

If a participant’s Continuous Service does not terminate prior to first anniversary of a change in control, as described above, then on the first anniversary of a change in control: (i) all continued, assumed or replaced outstanding options and SARs that are not yet fully exercisable will immediately become exercisable in full and shall remain exercisable in accordance with their terms; (ii) all continued, assumed, or replaced unvested restricted stock grants, stock units, and other stock-based awards will become immediately fully vested and non-forfeitable; and (iii) any performance criteria applicable to the unvested continued, assumed, or replaced awards for performance measurement periods not yet ended will be deemed to have been satisfied at the greater of the designated target level or the degree of satisfaction of performance criteria through the first anniversary of the change in control in connection with the award.

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In the event that a change in control occurs and there is no assumption, substitution or continuation of awards as described above, the Committee in its discretion may provide that some or all awards shall vest and, if applicable, become exercisable as of immediately before such change in control.

Amendment and Termination of the 2021 Plan

The 2021 Plan will be effective on the date it is approved by our stockholders and will terminate on the tenth anniversary of the date on which it was adopted by the Board. The Committee may amend or terminate the 2021 Plan (or may amend an award agreement) at any time and for any reason. An amendment of the 2021 Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. In addition, no amendment or termination of the 2021 Plan or amendment of an award agreement will be made which would materially impair the rights of any participant, without such participant’s written consent, under any then-outstanding award. However, no such consent will be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration is required or advisable in order for the Company, the 2021 Plan, or the award to satisfy or conform to any applicable law or regulation or to meet the requirements of any accounting standard.

Federal Tax Information

The following is a general summary, as of December 9, 2020, of the U.S. federal income tax consequences to us and to U.S. participants for awards granted under the 2021 Plan. The U.S. federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2021 Plan.

Pursuant to the 2021 Plan, Jabil may grant either “incentive stock options, nonstatutory stock options, SARs, restricted stock grants, stock units, and other stock-based awards.

Incentive Stock Options

A grantee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the grantee to the alternative minimum tax. Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term capital gain or loss. If these holding periods are not satisfied, the grantee will recognize ordinary income at the time of sale or disposition equal to the lesser of (a) the fair market of the shares at the date of the option exercise minus the exercise price or (b) the sale price of the shares minus the exercise price. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a deduction in the same amount as the ordinary income recognized by the grantee.

Nonstatutory Stock Options

All options that do not qualify as incentive stock options are referred to as nonstatutory options. A grantee will not recognize any taxable income at the time he or she receives a nonstatutory option grant. However, upon exercise of the nonstatutory option, the grantee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by a grantee who is also an employee of Jabil will be subject to tax withholding by Jabil. Upon the sale of such shares by the grantee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a tax deduction in the same amount as the ordinary income recognized by the grantee with respect to shares acquired upon exercise of a nonstatutory option, except to the extent the deduction limits of Section 162(m) of the Code apply.

Stock Appreciation Rights, Restricted Stock Grants, Stock Units, and Other Stock-Based Awards

A grantee will not recognize taxable income at the time SARs are granted and Jabil will not be entitled to a tax deduction at that time. Upon exercise, the grantee will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by Jabil, and Jabil will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

A grantee will not recognize taxable income at the time restricted stock is granted and Jabil will not be entitled to a tax deduction at that time, unless the grantee makes an election to be taxed at that time. If such election is made, the grantee will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee)

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at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the grantee will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by Jabil as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and Jabil will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

A grantee will not recognize taxable income at the time a stock unit is granted and Jabil will not be entitled to a tax deduction at that time. Upon settlement of stock units, the grantee will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by Jabil, and Jabil will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

The tax treatment with respect to other stock-based awards will depend on the structure of such awards.

Income Tax Effects for Jabil

As a general rule, Jabil will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to any “covered employee” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the 2021 Plan may cause this limitation to be exceeded in any particular year.

Internal Revenue Code Section 409A

Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A of the Code. Elections by the grantee to defer compensation under such awards and the timing of distributions relating to such awards must meet the applicable requirements under Section 409A of the Code in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the grantee.

New Plan Benefits

All awards under the 2021 Plan are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the 2021 Plan to the named executive officers, the executive officers as a group, and all employees who are not executive offices as a group are not determinable at this time.

Recommendation of the Board of Directors

The Board believes that the proposed 2021 Plan is necessary and desirable in order to continue to provide incentives to existing and future officers and employees of Jabil.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

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Proposal No. 5 - An Amendment to the Jabil Inc. 2011 Employee Stock Purchase Plan to Increase Shares Available for Issuance

We are asking you to vote for approval of the proposed amendment to the Jabil Inc. 2011 Employee Stock Purchase Plan (the “ESPP”) for the purpose of increasing the aggregate number of shares of Jabil common stock that may be available for purchase by eligible employees under the ESPP. The ESPP was originally adopted by the Board of Directors in October 2010 and approved by our stockholders in January 2011.    The ESPP permits eligible employees to purchase Jabil common stock at a discount through payroll deductions under the ESPP, which is intended to be a tax-qualified stock purchase plan under Section 423 of the Code.

Proposal

On October 15, 2020, the Compensation Committee approved a fifth amendment to the ESPP, which amendment was subsequently approved by the Board of Directors, to increase the aggregate number of shares of Jabil common stock that may be subject to future awards under the ESPP by 11,000,000 shares. In addition, the ESPP amendment also authorizes the principal human resources officer of the Company to increase the maximum percentage of compensation that each participant may elect as a payroll deduction during an offering period. This amendment will not become effective if the stockholders do not approve it. If this amendment is approved by stockholders, the shares available for purchase under the ESPP will increase to 13,290,167 based on the 2,290,167 shares remaining available for purchase under the ESPP as of October  7, 2020.

Summary of the ESPP, as Amended, Subject to Stockholder Approval

The following summary of the ESPP, as amended, is qualified in its entirety by the terms of the ESPP, which is attached to this proxy as Appendix B, as amended to reflect the proposed amendment.

Purpose. The purpose of the ESPP is to provide employees of Jabil and certain of its subsidiaries as designated by the Board of Directors (the “Designated Subsidiaries”) with an opportunity to purchase common stock through accumulated payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Jabil may adopt sub-plans applicable to particular foreign jurisdictions, which sub-plans may be designed to be outside the scope of Section 423 of the Code in order to accommodate the specific requirements of local laws and procedures. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the ESPP. The ability to adopt such sub-plans will facilitate Jabil’s global compensation program.

Administration. The ESPP will be administered by the Board of Directors or the Compensation Committee (the “Administrator”). Every finding, decision and determination by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

Eligibility. All employees of Jabil and its Designated Subsidiaries are eligible to participate after 90 days of continuous employment if they are regularly employed for at least 20 hours per week and more than five months per calendar year. As of December 1, 2020, approximately 61,355 employees were eligible to participate in the ESPP. Participation in the ESPP ends automatically on termination of employment with Jabil or a Designated Subsidiary. Eligible employees may become a participant by completing a subscription agreement authorizing payroll deductions and filing it with Jabil’s payroll office prior to the applicable enrollment date.

Offering Periods. The ESPP is implemented by consecutive six-month offering periods commencing on the first trading day on or after January 1 and July 1 of each year.

Purchase Price. The purchase price per share of the shares offered under the ESPP in a given offering period shall be the lower of 85% of the fair market value of a share of common stock on the enrollment date or 85% of the fair market value of a share of common stock on the exercise date. The fair market value of the common stock on a given date shall be the closing sale price of a share of common stock for such date as reported by the New York Stock Exchange or any other established stock exchange on which the common stock is listed. The shares of Jabil common stock purchased pursuant to the ESPP will represent newly-issued shares. On the Record Date, the closing sale price of a share of our common stock on the NYSE was $38.22.

Payroll Deductions. The purchase price for the shares of common stock is accumulated by payroll deductions during the offering period in amounts elected by the participants not exceeding 10% of such participants’ eligible compensation during the offering period, which is defined in the ESPP to include all base straight time gross earnings and any payments for overtime, shift premiums, commissions, incentive compensation, incentive payments, regular bonuses and other compensation. A participant may discontinue his or her participation in the ESPP at any time during the offering period. Payroll deductions shall commence on the first payday following the enrollment date, and shall end on the exercise date of

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the offering period unless sooner terminated as provided in the ESPP. No interest shall accrue on a participant’s payroll deductions.

Grant and Exercise of Option. The maximum number of shares placed under option to a participant in an offering period is that number determined by dividing the amount of the participant’s total payroll deductions to be accumulated prior to an exercise date by the lower of 85% of the fair market value of the common stock at the beginning of the offering period or on the exercise date, provided that a participant will not be permitted to purchase during each offering period more than a number of shares determined by dividing $12,500 by the fair market value of Jabil’s common stock on the enrollment date. Unless a participant withdraws from the ESPP, such participant’s option for the purchase of shares of common stock will be exercised automatically on each exercise date for the maximum number of whole shares of common stock at the applicable price. As promptly as practicable after each exercise date on which a participant’s purchase of shares of common stock occurs, Jabil will arrange the transfer to the participant of the shares of common stock purchased upon exercise of the participant’s option in electronic form to a broker. Notwithstanding the foregoing, no employee will be permitted to subscribe for shares of common stock under the ESPP if, immediately after the grant of the option, the employee would own five percent or more of the voting power or value of all classes of stock of Jabil or of any of its subsidiaries (including stock that may be purchased under the ESPP or pursuant to any other options), nor shall any employee be granted an option that would permit the employee to buy under all employee stock purchase plans of Jabil more than $25,000 worth of stock (determined at the fair market value of the shares of common stock at the time the option is granted) in any calendar year. Options may be granted under the ESPP from time to time in substitution for stock options held by employees of another corporation who become, or who became prior to the effective date of the ESPP, employees of Jabil or a Designated Subsidiary as a result of a merger with or acquisition by Jabil.

Discontinuance of Participation; Termination of Employment. Employees may discontinue their participation in the offering at any time during the offering period. A participant who wishes to discontinue participation must give written or electronic notice to Jabil prior to the deadline specified by Jabil procedures and before the end of the offering period, and all of the participant’s payroll deductions credited to his or her account prior to the discontinuance will be applied to the purchase of shares at the end of the offering period. Participation ends automatically on termination of employment with Jabil or a Designated Subsidiary, and a participant whose employment terminates will be required to withdraw all of the payroll deductions credited to such participant’s account and not yet used to purchase shares.

Transferability. No rights or accumulated payroll deductions of a participant under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution.

Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control. Subject to any required action by Jabil’s stockholders, the shares of common stock reserved under the ESPP, as well as the price per share of common stock covered by each option under the ESPP that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by Jabil; provided, however, that conversion of any convertible securities of Jabil shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board of Directors, whose determination in that respect shall be final, binding and conclusive.

In the event of the proposed dissolution or liquidation of Jabil, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors.

In the event of a proposed sale of all or substantially all of the assets of Jabil or a merger of Jabil with or into another corporation, the ESPP provides that each option under the ESPP be assumed or an equivalent option be substituted by the successor or purchaser corporation, unless the Board of Directors determines to shorten the offering period or to cancel each outstanding right to purchase and to refund all sums collected during that offering period to the participants.

Amendment and Termination. The Board of Directors may at any time and for any reason terminate or amend the ESPP. The Compensation Committee may at any time and for any reason amend the ESPP so long as such amendment complies with applicable law and any amendment to be presented to stockholders for approval is first approved by the Board of Directors. Except as provided in the ESPP with respect to adjustments upon changes in capitalization, dissolution, merger, asset sale or change of control, no such termination can affect options previously granted, provided that an offering period may be terminated by the Board of Directors on any exercise date if the Board of Directors determines that the termination of the ESPP is in the best interests of Jabil and its stockholders. Except as provided in the ESPP with respect to adjustments upon changes in capitalization, dissolution, merger, asset sale or change of control, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), Jabil shall obtain stockholder approval of any amendment to the ESPP in such a manner and to such a degree as required. In addition, Jabil’s principal human resources officer may amend

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the ESPP (i) to maintain qualification of the ESPP under Section 423 of the Code, (ii) to increase the maximum percent of compensation that each participant may elect as a payroll deduction during an offering period, or (iii) to make technical, administrative or editorial amendments, provided that such technical, administrative or editorial changes do not materially increase the cost to Jabil of maintaining the ESPP.

Federal Tax Information

The ESPP and the rights of participants to make purchases under the ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares of common stock, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares of common stock are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares of common stock at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares of common stock as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares of common stock are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares of common stock on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Jabil is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares of common stock prior to the expiration of the holding period(s) described above. The foregoing is only a summary of the effect of U.S. federal income taxation as currently in effect upon the participant and Jabil with respect to the shares of common stock purchased under the ESPP. Tax laws are complex and subject to change and reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the tax laws of any state or foreign jurisdiction in which the participant may reside.

New Plan Benefits

Because the number of shares of common stock that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and not withdraw from the ESPP, the amount of payroll deductions elected by each employee, and the fair market value of shares of the Company’s common stock at various future dates, the actual number of shares of common stock that may be purchased by any individual (or any group of individuals) is not determinable.

Recommendation of the Board of Directors

The continued success of Jabil depends upon its ability to attract and retain highly qualified and competent employees. The ESPP enhances that ability and provides additional incentive to such personnel to advance the interests of Jabil and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

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ABOUT THE MEETING

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

•	delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy with a later date,

•	voting via the Internet or telephone at a later date, or

•	attending the virtual Annual Meeting and voting online.

Solicitation Fees and Expenses

We are making this solicitation and will bear its costs. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Voting Standards; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.

Each stockholder of record is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner. Broker non-votes are not considered shares entitled to vote on any matter.

No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for consideration at the Annual Meeting.

Proposal One. Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, a plurality voting standard will apply. In Proposal 1, we have nominated ten directors for election at the Annual Meeting and, because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the election of directors is an uncontested election.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld but exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors.

If an incumbent director does not receive more than 50% of the votes actually cast, then the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

Proposals 2 and 3. Proposals 2 and 3 are approved by an affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 2 and 3.

Proposals 4 and 5. The approval of Proposals 4 and 5 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on such Proposal, and that the total votes cast on such Proposal constitute at least a majority of the shares that are present and entitled to be voted on such specific Proposal. Because broker non-votes are not shares entitled to vote, they will have no effect on the approval of Proposals 4 and 5. Abstentions, however, will have a negative effect on the approval of Proposals 4 and 5, as required by NYSE listing standards applicable to proposed shareholder approvals of equity compensation plans.

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Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder. If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), Jabil’s transfer agent, you may vote as set forth on the Notice, or, if you received paper copies in the mail of the proxy materials, by mailing in the proxy or via the Internet or telephone as described in the proxy card.

Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the Notice or the proxy card. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (ET) on January 20, 2021.

For Shares Registered in the Name of a Brokerage or Bank. If your shares are held in an account at a brokerage firm, bank or other organization, then you are the beneficial owner of shares held in “street name” and you will receive instructions on how to vote from the holder of record . Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (ET) on January 20, 2021.

Notice and Access. We are delivering proxy materials to many stockholders via the Internet under the Notice and Access rules of the SEC. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request and the proxy materials will be sent promptly to you via the preferred method.

You may elect to receive future notices of meetings and proxy materials electronically via the Internet, if then made available by Jabil. If you have previously consented to Jabil’s Internet delivery program, your consent will remain in effect until you cancel your enrollment, which you are free to do at any time. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy materials. Instructions to participate in the Internet delivery program are set forth on the Notice and proxy card. When next year’s proxy materials are available, you may be sent an e-mail telling you how to access them electronically. Please note that, while we are using the rules enacted by the SEC regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, we may decide to change our procedures for the distribution of our proxy materials next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil.

Deadline for Receipt of Stockholder Proposals for Jabil’s Next Annual Meeting in January 2022.

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s Annual Meeting of Stockholders in 2022 must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act, and must be received by Jabil no later than August 10, 2021 in order to be considered for possible inclusion in the Proxy Statement and form of proxy relating to that meeting. Our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the Annual Meeting of Stockholders in 2022, whether or not also submitted for inclusion in our Proxy Statement, our Corporate Secretary must receive notice of the matter not less than 120 days prior to the first anniversary of the date of this Proxy Statement, which will be August 10, 2021. The proxy solicited by the Board of Directors for the Annual Meeting of Stockholders in 2022 will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 10, 2021. Any stockholder proposals or director nominations must be mailed to our corporate headquarters located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section.

A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not otherwise comply with our Bylaws (which are available to stockholders on the Investors — Corporate Governance section of Jabil’s website (www.jabil.com)), will be disregarded.

Eliminating Duplicate Mailings

We have adopted a procedure called “householding” under which we may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and printing and mailing costs.

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Shareholders who participate in householding will continue to be able to vote separately. If you wish to receive a separate copy of the Proxy Statement and Annual Report or if you wish to receive separate copies of future annual reports and proxy statements, then you may contact our Investor Relations Department by (i) mail at Jabil Inc., Attention: Investor Relations, 10560 Dr. Martin Luther King Jr. Street, North, St. Petersburg, FL 33617, (ii) telephone at (727) 577-9749, or (iii) email at investor_relations@Jabil.com.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

Jabil’s Fiscal Year

Jabil’s fiscal year begins on September 1 in a given year and ends on August 31 in the subsequent year. References in this proxy statement to Fiscal 2020 or the 2020 fiscal year mean the period beginning on September 1, 2019 and ending on August 31, 2020.

Other Procedural Matters

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend. Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS
St. Petersburg, Florida
December 9, 2020

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Appendix A

JABIL INC.

2021 EQUITY INCENTIVE PLAN

SECTION 1

INTRODUCTION

The Board adopted the Plan effective as of the Adoption Date. The Plan will become effective on the Stockholder Approval Date if such stockholder approval occurs before the first (1st) anniversary of the Adoption Date.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Participants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Participants to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units and/or Other Equity Awards.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in the Plan or any applicable Award Agreement.

SECTION 2

DEFINITIONS

(a) “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

(b) “Adoption Date” means October 15, 2020.

(c) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity. For purposes of determining an individual’s “Continuous Service,” this definition shall include any entity other than a Subsidiary if the Company and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity.

(d) “Award” means any award of an Option, SAR, Restricted Stock Grant, Stock Unit or Other Equity Award under the Plan.

(e) “Award Agreement” means an agreement between the Company and a Participant evidencing the award of an Option, SAR, Restricted Stock Grant, Stock Unit or Other Equity Award as applicable.

(f) “Board” means the Board of Directors of the Company.

(g) “Cashless Exercise” means, to the extent authorized by the Committee in an Award Agreement or otherwise and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option’s tax withholding obligations as provided in Section 15(b).

(h) “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause” as defined in the Participant’s employment agreement in effect immediately prior to the Termination Date, and (ii)(A) the Participant’s conviction of (or plea of guilty or no contest to) a felony or other serious crime; or (B) the Participant’s willful and continued failure to substantially perform the Participant’s designated duties or to follow lawful and authorized directions of the Company, Subsidiary or Affiliate by whom the Participant is employed or engaged after written notice from or on behalf of the Company or such Subsidiary or Affiliate; or (C) the Participant’s willful misconduct (including willful violation of the Company’s, Subsidiary’s or Affiliate’s by whom the Participant is employed or engaged, policies that are applicable to the Participant),or gross negligence that results, or could result, in reputational or financial harm to the Company or any of its Subsidiaries or Affiliates; or (D) the Participant’s substantial violation of the Company’s Code of Conduct; or (E) any illegal or unethical act (inside or outside of the Participant’s scope of employment) by the Participant that results, or could result, in reputational or financial harm to the Company or any of its Subsidiaries or Affiliates. In each of the foregoing subclauses (i) or (ii)(A) through (E), whether or not a “Cause” event has occurred will be determined in the sole discretion of the Company’s chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, in the sole discretion of the Committee or the Board, each of whose determination shall be final, conclusive and binding. The Company’s chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, the Committee or Board may also in its sole discretion determine that a Participant’s Continuous Service may be deemed to have been terminated for Cause if, after the Participant’s Continuous Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(i) “Change in Control” except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of “Change in Control”), means the consummation of any one or more of the following:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

(ii) A merger or consolidation involving the Company in which the voting securities of the Company owned by the stockholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided, that any person who (A) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (B) is a beneficial owner of more than twenty percent (20%) of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “stockholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation;

(iii) Any person or group is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise) (for the purposes of this clause (iii), a member of a group will not be considered to be the Beneficial Owner of the securities owned by other members of the group);

(iv) During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease, by reason of one or more contested elections for Board membership, to constitute a majority of the Board then in office; or

(v) The consummation of a complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(j) “Change in Control Anniversary” means the first anniversary of the date of a Change in Control.

(k) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(l) “Committee” means a committee described in Section 3.

(m) “Common Stock” means the Company’s common stock, $0.001 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

(n) “Company” means Jabil Inc., a Delaware corporation.

(o) “Continuous Service” means uninterrupted service as an Employee or Non-Employee Director. Continuous Service will be deemed terminated as soon as the entity to which Continuous Service is being provided is no longer any of (i) the Company, (ii) a Subsidiary or (iii) an Affiliate. A Participant’s Continuous Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Employee’s outstanding ISOs are eligible to continue to qualify as ISOs (and not become NSOs), an Employee’s Continuous Service will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Continuous Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Continuous Service, and when Continuous Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Continuous Service shall not be deemed terminated if the Committee determines that (A) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary or Affiliate in which the Company or a Subsidiary or Affiliate is a party is not considered a termination of Continuous Service, (B) the Participant transfers between service as an Employee and service as another personal service provider (or vice versa), or (C) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Continuous Service for purposes of any affected Awards, and the Committee’s decision shall be final, conclusive and binding.

(p) “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability” as defined in the Participant’s employment agreement in effect at the time “Disability” is to be determined, or (ii) in the absence of any such employment agreement (or the absence of any definition of “Disability” contained therein), the following:

(A) For all ISOs, the permanent and total disability of a Participant within the meaning of Code Section 22(e)(3); or

(B) For all other Awards, the Participant’s physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, the Participant is unable to substantially perform his or her duties.

Any question as to the existence of the Participant’s physical or mental incapacitation as to which the Participant or the Participant’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant or the Participant’s representative, as applicable, and the Company. If the Participant or the Participant’s representative, as applicable, and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) physician who shall make such determination in writing. The determination of “Disability” made in writing to the Company and the Participant or the Participant’s representative, as applicable, shall be final and conclusive for all purposes of the Awards granted to such Participant that remain outstanding at the time of determination of “Disability.”

(q) “Employee” means any individual who is a common-law employee of the Company, or of a Subsidiary or of an Affiliate. An employee who is also serving as a member of the Board is an Employee for purposes of this Plan.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exercise Price” means, (i) in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Award Agreement and (ii) in the case of a SAR, an amount, as specified in the applicable Award Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

(t) “Fair Market Value” means the market price of a Share, determined by the Committee as follows:

(i) If the Common Stock is listed on a national securities exchange (such as the NYSE, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such Common Stock as reported on the primary exchange on which the Common Stock is listed and traded on the day before the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii) If the Common Stock is not listed on national securities exchange but is quoted on an inter-dealer quotation system on a last sale basis at the time of determination, then the Fair Market Value shall be equal to the last sale price reported by the inter-dealer quotation system for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii) If the Common Stock is not listed on a national securities exchange or quoted on an inter-dealer quotation system on a last sale basis, then the Fair Market Value shall be the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(u) “Fiscal Year” means the Company’s fiscal year.

(v) “GAAP” means United States generally accepted accounting principles as established by the Financial Accounting Standards Board.

(w) “Good Reason” means as to any Participant, unless otherwise provided in an applicable Award Agreement:

(i) The assignment to the Participant of any duties adverse to the Participant and materially inconsistent with the Participant’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company (or the Subsidiary or Affiliate by whom the Participant is employed) that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith;

(ii) Any material reduction in compensation; or

(iii) Change in location of office of more than 35 miles without prior consent of the Participant;

provided, however, that the Participant’s resignation will not constitute a resignation for Good Reason unless the Participant first provides written notice to the Company, Subsidiary or Affiliate by whom the Participant is employed of the existence of the Good Reason within 90 days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company, Subsidiary or Affiliate by whom the Participant is employed for more than 30 days following such written notice of the Good Reason from the Participant, and the effective date of the Participant’s resignation is within one year following the effective date of the occurrence of the Good Reason.

(x) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(y) “ISO Limit” means the maximum aggregate number of Shares that are permitted to be issued pursuant to the exercise of ISOs granted under the Plan as described in Section 5(a).

(z) “Minimum Vesting Condition” means, with respect to an Award, that the full vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the first (1st) anniversary of the date of grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service) (it being understood that the Award may not vest ratably over such one (1)-year period), in each case, other than (i) in connection with a Change in Control, or (ii) as a result of a Participant’s retirement, death or Disability.

(aa) “Net Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Participant in connection with the Participant’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Participant will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Participant. No fractional Shares will be created as a result of a Net Exercise and the Participant must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Participant may be further reduced if Net Exercise is utilized under Section 15(b) to satisfy applicable tax withholding obligations.

(bb) “Non-Employee Director” means a member of the Board who is not an Employee.

(cc) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(dd) “NYSE” means the New York Stock Exchange.

(ee) “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(ff) “Option” means an ISO or NSO granted under the Plan entitling the Participant to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Award Agreement.

(gg) “Other Equity Award” means an award (other than an Option, SAR, Stock Unit or Restricted Stock Grant) which derives its value from the value of Shares and/or from increases in the value of Shares.

(hh) “Participant” means an Employee or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.

(ii) “Performance Criteria” means specific levels of performance of the Company (and/or one or more of the Company’s Subsidiaries, Affiliates, divisions or operational and/or business units, business segments, administrative departments, or any combination of the foregoing) or any Participant, which may be determined in accordance with GAAP or on a non-GAAP basis including, but not limited to, one or more of the following measures: (i) terms relative to a peer group or index; (ii) any financial or operational metric; (iii) any safety metric; (iv) mergers, acquisitions, increase in enterprise value of Subsidiaries, Affiliates, divisions or business units or sales of assets of Subsidiaries, Affiliates, divisions or business units or sales of assets; (v) customer satisfaction, customer renewals, customer retention rates; (vi) research and development; and (vii) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

(jj) “Plan” means this Jabil Inc. 2021 Equity Incentive Plan, as it may be amended from time to time.

(kk) “Prior Plan” means the Company’s 2011 Stock Award and Incentive Plan, as amended and restated.

(ll) “Qualifying Termination” means (i) a termination of a Participant’s Continuous Service by the Company, Subsidiary, or Affiliate by whom the Participant is employed without Cause or (ii) a termination of a Participant’s Continuous Service by the Participant for Good Reason.

(mm) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs and/or outstanding Other Equity Awards for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)). For avoidance of doubt, Re-Price also includes any exchange of Options or SARs for other Awards or cash.

(nn) “Restricted Stock Grant” means Shares awarded under the Plan as provided in the applicable Award Agreement.

(oo) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(pp) “SEC” means the Securities and Exchange Commission.

(qq) “Section 16 Persons” means those Officers, Directors or other persons who are subject to Section 16 of the Exchange Act.

(rr) “Securities Act” means the Securities Act of 1933, as amended.

(ss) “Separation From Service” has the meaning provided to such term under Code Section 409A and the regulations promulgated thereunder. With respect to any Award that is considered “deferred compensation” subject to Code Section 409A, references in the Plan or in any Award Agreement to “termination of employment” (and substantially similar phrases) shall mean Separation From Service.

(tt) “Share” means one (1) share of Common Stock.

(uu) “Share Limit” means the maximum aggregate number of Shares that are permitted to be issued under the Plan as described in Section 5(a).

(vv) “Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A.

(ww) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, appreciation in value over the Exercise Price with respect to a specific number of Shares, as provided in the applicable Award Agreement.

(xx) “Stock Unit” means a bookkeeping entry representing the equivalent of one (1) Share awarded under the Plan, as provided in the applicable Award Agreement.

(yy) “Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan.

(zz) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Stockholder Approval Date shall be considered a Subsidiary commencing as of such date

(aaa) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by an entity acquired by the Company or any Subsidiary or any Affiliate or with which the Company or any Subsidiary or any Affiliate combines.

(bbb) “Termination Date” means the date on which a Participant’s Continuous Service terminates.

SECTION 3

ADMINISTRATION

(a) Committee Composition. A Committee (or Committees) appointed by the Board (or its Compensation Committee) shall administer the Plan. Unless the Board provides otherwise, the Board’s compensation committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have a membership composition to the extent required to enable Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act.

The Board or the Committee may also appoint one or more separate committees of the Board, each composed of directors of the Company, who need not qualify under Rule 16b-3, that may (i) administer the Plan with respect to Participants who are not Section 16 Persons, (ii) grant Awards under the Plan to such Participants and (iii) determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may (i) authorize Awards to Employees (who are not Section 16 Persons) within parameters specified by the Board or the Committee and consistent with any limitations imposed by applicable law, (ii) determine not to effect an Award or cancel an Award to an Employee (who is not a Section 16 Person) who fails to satisfy the eligibility criteria for such Award at the time of grant, or (iii) determine the degree of satisfaction of Performance Criteria (or other objective/subjective goals (if any)) applicable to an Award to an Employee (who is not a Section 16 Person) and/or reduce the amount of compensation otherwise to be paid or earned in connection with an Award based upon the degree of satisfaction of Performance Criteria (or other objective/subjective goals (if any)), provided that no such reduction may be made after a Change in Control.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:

(i) determining Participants who are to receive Awards under the Plan;

(ii) determining the type, number, vesting requirements, Performance Criteria (or other objective/subjective goals (if any)) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

(iii) correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;

(iv) accelerating the vesting or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(v) permitting or denying, in its discretion, a Participant’s request to transfer an Award;

(vi) permitting or requiring, in its discretion, a Participant to use Cashless Exercise, Net Exercise and/or Share withholding with respect to the payment of any Exercise Price and/or applicable tax withholding;

(vii) interpreting the Plan and any Award Agreements;

(viii) making all other decisions relating to the operation of the Plan; and

(ix) granting Awards to Participants who are performing services outside the United States on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

Additionally, the Committee may delegate the authority to take any of the actions set forth in Section 3(b), to any Officer or group of Officers of the Company; provided that such delegation is consistent with applicable law and the guidelines established by the Committee from time to time.

(c) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4

GENERAL

(a) General Eligibility. Only Employees and Non-Employee Directors shall be eligible for designation as Participants by the Committee.

(b) Incentive Stock Options. Only Participants who are common-law employees of the Company or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Participant who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Code Section 422, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Company or the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Award of Options, a Participant agrees in advance to such disqualifying action(s).

(c) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such Participant or transferee, as applicable, becomes entitled to receive such Common Stock, has satisfied any applicable tax withholding obligations relating to the Award and the Common Stock has been issued to such Participant or transferee, as applicable. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 12.

(e) Termination of Continuous Service. Unless the applicable Award Agreement or employment agreement provides otherwise (and in such case, the Award Agreement or employment agreement shall govern as to the consequences of a termination of Continuous Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Continuous Service:

(i) if the Continuous Service of a Participant is terminated for Cause, then all of his/her then-outstanding Options, SARs and unvested portions of all other Awards shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards);

(ii) if the Continuous Service of a Participant is terminated due to the Participant’s death or Disability, then all of the Participant’s then-outstanding Options and SARs that are not yet fully exercisable shall immediately become exercisable in full at the date of death or termination due to Disability and shall remain exercisable in accordance with their terms and all of the Participant’s then-outstanding unvested Restricted Stock Grants, Stock Units and Other Equity Awards shall become immediately fully vested and non-forfeitable at the date of death or termination due to Disability, except that if the Participant’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Participant’s date of death or termination due to Disability, “fully vested and non-forfeitable” shall mean vesting at the designated target level;

(iv) if the Continuous Service of a Participant is terminated due to Participant’s retirement, then the vested portions of his/her then-outstanding Options, SARs and, if applicable, Other Equity Awards may be exercised by such Participant or his or her personal representative within the lesser of the remaining term of such Option, SAR and, if applicable, Other Equity Awards and twelve (12) months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards); and

(v) if the Continuous Service of a Participant is terminated due to a Qualifying Termination on or after the Change in Control but prior to the Change in Control Anniversary, then on the date of termination (i) all of the Participant’s outstanding continued, assumed, or replaced Options and SARs that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all of the Participant’s continued, assumed, or replaced unvested Restricted Stock Grants, Stock Units and Other Equity Awards will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to the Participant’s unvested continued, assumed, or replaced Awards for performance measurement periods not yet ended at the date of termination will be deemed to have been satisfied at the greater of the designated target level or the degree of satisfaction of Performance Criteria (or other objective/subjective goals (if any)) through the date of termination (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This Section 4(e)(v) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.

(vi) if the Continuous Service of Participant is terminated for any reason other than for Cause or due to Participant’s retirement, death, Disability or Qualifying Termination prior to the Change in Control Anniversary, then the vested portion of his/her then-outstanding Options, SARs and, if applicable, Other Equity Awards may be exercised by such Participant within the lesser of the remaining term of such Option, SAR and, if applicable, Other Equity Awards and three (3) months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(f) Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with, or be exempt from, the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service the Participant is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first (1st) business day of the seventh (7th) month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “nonqualified deferred compensation” subject to Code Section 409A) would be accelerated upon the occurrence of (x) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Code Section 409A; or (y) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Code Section 409A.

(g) Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act or omission constituting Cause (which includes a failure to act), the Committee (or the Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was an act or omission constituting Cause. If it is determined, in the sole discretion of the Company’s chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, in the sole discretion of the Committee or the Board, each of whose determination shall be final, conclusive and binding, that a Participant has committed an act or omission constituting Cause, neither the Participant nor his or her estate or personal representative shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration.

(h) Electronic Communications. An Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants (and executed by Participants) by electronic media.

(i) Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

(j) Liability of Company. The Company (or members of the Board or the Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

(k) Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(l) Payment of Non-Employee Director Cash Fees with Equity Awards. If the Board affirmatively decides to authorize such a process, each Non-Employee Director may elect to receive a Restricted Stock Grant (or Stock Units) issued under the Plan in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees including, without limitation, meeting fees, committee service fees and participation fees. Any such elections made by a Non-Employee Director shall be effected no later than the time permitted by applicable law (and, if applicable, in order to be a valid deferral election under Code Section 409A) and in accordance with the Company’s insider trading policies and/or other policies. The aggregate grant date fair market value of any Restricted Stock Grants or Stock Units issued pursuant to this Section 4(l) is intended to be equivalent to the value of the foregone cash fees. Any cash fees not elected to be received as a Restricted Stock Grant or Stock Units shall be payable in cash in accordance with the Company’s standard payment procedures. The Board in its discretion shall determine the terms, conditions and procedures for implementing this Section 4(l) and may also modify or terminate its operation at any time.

(m) Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

(n) No Re-Pricing of Options or SARs. Notwithstanding anything to the contrary, outstanding Options or SARs may not be Re-Priced without the approval of Company stockholders.

(o) Governing Law. This Plan and (unless otherwise provided in the Award Agreement) all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Florida to resolve any and all issues that may arise out of or relate to the Plan or any Award Agreement thereunder.

(p) Minimum Vesting. All Awards granted under the Plan, other than (x) Substitute Awards and (y) Restricted Stock Grants or Awards of Stock Units that a Non-Employee Director has elected to receive in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees, shall be subject to the Minimum Vesting Condition; provided, that the Minimum Vesting Condition shall not be required for Awards to the extent that the number of Shares underlying such Awards do not in the aggregate exceed, at the time the Award is granted, the product of five percent (5%) multiplied by the Share Limit set forth in Section 5(a).

(q) Assignment or Transfer of Awards.

(i) Each Award shall be exercisable only by the Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, the designation of a beneficiary (when permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the SEC (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for U.S. federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination Date under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(r) Awards to Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Affiliates shall be covered by the Plan; (ii) determine which Participants performing services outside the United States are eligible to participate in the Plan; (iii) amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside or provide service outside the United States; (iv) establish sub-plans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable for legal or administrative reasons and (v) take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals; provided, that the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute.

SECTION 5

SHARES SUBJECT TO PLAN AND SHARE LIMITS

(a) Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares or reacquired shares, bought on the market or otherwise. The maximum number of Shares that are issued under this Plan cannot exceed the Share Limit as may be adjusted under Section 12. For purposes of the Plan and subject to adjustment as provided in

Section 12, (i) the Share Limit is the sum of (A) 2,233,503 Shares plus any Shares that are available for awards under the Prior Plan as of immediately prior to the Prior Plan termination date and (B) any Shares underlying awards outstanding under the Prior Plan that, on or after the Prior Plan termination date, expire or are canceled, forfeited or terminated without issuance to the holder thereof of the full number of Shares to which the award related and thereupon become available for grant under the Plan pursuant to Section 5(c) and (ii) the ISO Limit cannot exceed 10,000,000 Shares.

(b) Annual Limitations on Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Shares to an individual as compensation for services as a Non-Employee Director shall not exceed $500,000 in any calendar year.

(c) Share Accounting. Except as otherwise provided in the next sentence, to the extent that an Award (or, if granted under the Prior Plan, award) (in each case, other than a Substitute Award or the equivalent thereof under the Prior Plan) expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of Shares to which such Award (or, if granted under the Prior Plan, award) related, the unissued Shares will again be available for grant under the Plan. In no event shall (i) Shares tendered or withheld on the exercise of Options (or, if granted under the Prior Plan, options) for the payment of the Exercise Price (or the equivalent thereof under the Prior Plan) (ii) Shares withheld to satisfy withholding taxes with respect to an Award (or, if granted under the Prior Plan, award), (iii) Shares not issued upon the settlement of a SAR (or, if granted under the Prior Plan, stock appreciation right) that settles in Shares (or could settle in Shares), or (iv) Shares purchased on the open market with cash proceeds from the exercise of Options or SARs (or, if granted under the Prior Plan, options or stock appreciation rights), again become available for other Awards under the Plan.

(d) Substitute Awards. Substitute Awards, including without limitation any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Section 6(e), Section 8(f), Section 9(e) or Section 10(e)), shall not count toward the Share Limit (but, for the avoidance of doubt, shall count against the ISO Limit), as applicable, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in Section 5(c) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or any Affiliate or with which the Company or any Subsidiary or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not count toward the Share Limit; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Board members prior to such acquisition or combination.

(e) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be counted against the Share Limit. Dividend equivalents will not be paid (or accrue) on unexercised Options or SARs and, if granted in connection with an Award of Stock Units or an Other Equity Award that is subject to vesting conditions, such dividend equivalents shall be subject to the same vesting conditions that apply to the related Award.

SECTION 6

TERMS AND CONDITIONS OF OPTIONS

(a) Award Agreement. Each Award of an Option under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Criteria). The provisions of the various Award Agreements entered into under the Plan need not be identical. The Award Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

(b) Number of Shares. An Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 12.

(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in an Award Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value (one hundred and ten percent (110%) for 10-Percent Shareholders in the case of ISOs) of a Share on the date of grant of the Option.

(d) Exercisability and Term. Subject to Section 4(q), an Option may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Award Agreement shall also specify the term of the Option; provided, that the term of an Option shall in no event exceed ten (10) years from its date of grant (and may be for a shorter period of time than ten (10) years). An Award Agreement may provide for vesting in the event of the Participant’s retirement, death, or Disability or, subject to Section 4(p), other events. Notwithstanding anything to the contrary, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five (5) years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Award Agreement. An Award Agreement may permit an Participant to exercise an Option before it is vested (an “early exercise”), subject to the Company’s right of repurchase at the original Exercise Price of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. An Award Agreement may also provide that the Company may determine to issue an equivalent value of cash in lieu of issuing some or all of the Shares that are being purchased upon an Option’s exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one (1) Option exercise.

(e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding Options without the approval of Company stockholders. No modification of an Option shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Option.

SECTION 7

PAYMENT FOR OPTION SHARES

(a) General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash (or check) at the time when such Shares are purchased by the Participant, except as follows:

(i) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Award Agreement. The Award Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii) In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time (and as set forth in the applicable Award Agreement or otherwise), accept payment in any form(s) described in this Section 7.

(b) Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Participant for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c) Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

(d) Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made through Net Exercise.

(e) Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in an Award Agreement or otherwise, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

(a) Award Agreement. Each Award of a SAR under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Criteria). An Award Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various Award Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. An Award Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 12.

(c) Exercise Price. An Award Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of stock appreciation rights granted by another issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant of the SAR.

(d) Exercisability and Term. Subject to Section 4(q), a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The Award Agreement shall also specify the term of the SAR which shall not exceed ten (10) years from the date of grant of the SAR (and may be for a shorter period of time than ten (10) years). No SAR can be exercised after the expiration date specified in the applicable Award Agreement. An Award Agreement may provide for exercisability in the event of the Participant’s retirement, death, or Disability or, subject to Section 4(p), other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Continuous Service.

(e) Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding SARs without the approval of Company stockholders. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

SECTION 9

TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS

(a) Award Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Criteria). The provisions of the Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 12. Restricted Stock Grants may be issued with or without the payment of cash consideration under the Plan.

(c) Vesting Conditions. Each Restricted Stock Grant shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement (which conditions shall be subject to the minimum vesting requirements of Section 4(p), as applicable). An Award Agreement may provide for vesting in the event of the Participant’s retirement, death, or Disability or, subject to Section 4(p), other events.

(d) Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not count toward the Share Limit.

(e) Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

SECTION 10

TERMS AND CONDITIONS OF STOCK UNITS

(a) Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Criteria). The provisions of the various Award Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Stock Unit Award pertains and is subject to adjustment of such number in accordance with Section 12. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units shall be subject to vesting (unless such Stock Unit is granted to a Non-Employee Director under a director compensation deferral program with respect to otherwise earned and vested compensation, in which case such Stock Unit need not be subject to vesting conditions). Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement which conditions shall be subject to the minimum vesting requirements of Section 4(p), as applicable. An Award Agreement may provide for vesting in the event of the Participant’s retirement, death, or Disability or, subject to Section 4(p), other events.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one (1) Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach. Dividend equivalents converted into additional Stock Units shall not count toward the Share Limit.

(e) Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

(f) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in an Award Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty (30) days after vesting. The Award Agreement may provide that distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law and subject to compliance with Code Section 409A, if applicable, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

SECTION 11

OTHER AWARDS

The Committee may in its discretion issue Other Equity Awards to Participants. The terms and conditions of any such Awards shall be evidenced by an Award Agreement between the Participant and the Company. Settlement of Other Equity Awards may be in the form of Shares and/or cash as determined by the Committee.

SECTION 12

ADJUSTMENTS

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of an extraordinary cash dividend, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments, taking into consideration the accounting and tax consequences, to:

(i) the Share Limit and ISO Limit and the various Share numbers referenced in Section 5;

(ii) the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;

(iii) the number and kind of securities covered by each outstanding Award;

(iv) the Exercise Price under each outstanding Option and SAR;

(v) any applicable performance measures (including, without limitation, Performance Criteria); and

(vi) the number and kind of outstanding securities issued under the Plan.

(b) Participant Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 12, a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 12 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 13

EFFECT OF A CHANGE IN CONTROL

(a) Merger or Reorganization. In the event that there is a Change in Control and/or the Company is a party to a merger or acquisition or reorganization or similar transaction, outstanding Awards shall be subject to the merger agreement or other applicable transaction agreement. Such agreement may provide, without limitation, that subject to the consummation of the applicable transaction, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with consideration or, solely in the case of an underwater Option or SAR, without consideration, in all cases, without the consent of the Participant and outstanding Awards do not have to all be uniformly treated the same way.

(i) If the Participant’s Continuous Service does not terminate prior to the Change in Control Anniversary, then on the Change in Control Anniversary (A) all of the Participant’s continued, assumed or replaced outstanding Options and SARs that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms; (B) all of the Participant’s continued, assumed, or replaced unvested Restricted Stock Grants, Stock Units and Other Equity Awards will become immediately fully vested and non-forfeitable; and (C) any Performance Criteria (or other objective/subjective goals (if any)) applicable to the Participant’s continued, assumed, or replaced unvested Awards for performance measurement periods not yet ended at the date of the Change in Control Anniversary will be deemed to have been satisfied at the greater of the designated target level or the degree of satisfaction of Performance Criteria (or other objective/subjective goals (if any)) through the Change in Control Anniversary (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This Section 13(a)(i) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.

(b) Acceleration of Vesting. In the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 13(a), the Committee in its discretion may provide that some or all Awards shall vest and, if applicable, become exercisable as of immediately before such Change in Control. For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein intrinsic value equals the difference between the market value of a share and any exercise price).

(c) Other Requirements. Prior to any payment with respect to an assumption, substitution or continuation of any Awards contemplated under this Section 13, the Committee may require each Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Code Section 409A; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

SECTION 14

LIMITATIONS ON RIGHTS

(a) Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Continuous Service as an Employee or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Subsidiaries and Affiliates reserve the right to terminate the Continuous Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any).

(b) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c) Dissolution. To the extent not previously exercised or settled, Options, SARs, and unvested Stock Units, Restricted Stock Grants and Other Equity Awards shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company (except for repayment of any amounts a Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(d) Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any applicable Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards may be unilaterally amended by the Company to the extent needed to comply with any Clawback Policy.

SECTION 15

TAXES

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations (including without limitation federal, state, local and foreign taxes) that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied and the Company shall, to the maximum extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b) Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding tax obligations related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise. The number of Shares that are withheld from an Award pursuant to this Section 15 may in no event be in excess of maximum statutory withholding rates except as otherwise agreed by the Committee in its discretion. The Committee, in its discretion, may permit or require other forms of payment of applicable tax withholding.

SECTION 16

DURATION AND AMENDMENTS

(a) Term of the Plan. The Plan is effective on the Stockholder Approval Date and no Awards may be granted under this Plan before the Stockholder Approval Date. If the Stockholder Approval Date does not occur before the first (1st) anniversary of the Adoption Date, then the Plan shall terminate on such first (1st) anniversary without any Awards being issued hereunder. If the Stockholder Approval Date occurs before the first (1st) anniversary of the Adoption Date, then the Plan shall terminate on the tenth (10th) anniversary of the Adoption Date. In all cases, the Plan may be terminated on any earlier date other than what is specified above pursuant to Section 16(b). No new awards may be granted under the Prior Plan as of the Stockholder Approval Date.

(b) Right to Amend or Terminate the Plan. The Committee may amend or terminate the Plan (or may amend an Award Agreement) at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination of the Plan or amendment of an Award Agreement shall be made which would materially impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award; provided, no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any applicable law or regulation or to meet the requirements of any accounting standard. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern. 9

Appendix B

Proposed revisions subject to stockholder approval are marked, with the new language shaded.

JABIL INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2011 Employee Stock Purchase Plan of Jabil Inc. (the “Company”).

1.

Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

The Plan shall also include a Non-423 Component (the “Non-423 Component”) for employees outside the United States. Purchase rights under the Non-423 Component will be granted in accordance with Section 13(c) of the Plan and pursuant to rules, procedures, or sub-plans set forth by the Company so as to achieve such tax, legal, or other objectives for employees and the Company.

2.	Definitions.

(a)

“Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, whether now or hereafter existing.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.”

(e)	“Common Stock” shall mean the Common Stock, .001 par value, of the Company.

(f)	“Company” shall mean Jabil Inc., a Delaware corporation.

(g)

“Compensation” shall mean all base straight time gross earnings including payments for shift premium, commissions and overtime, incentive compensation, incentive payments, regular bonuses and other compensation.

(h)	“Designated Subsidiaries” shall mean the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(i)

“Employee” shall mean any individual who is an employee of the Company or any Designated Subsidiary for purposes of tax withholding under the Code and whose customary employment with the Company or any Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approval a leave of absence. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(j)	“Enrollment Date” shall mean the first day of each Offering Period.

(k)	“Exercise Date” shall mean the last day of each Offering Period.

(l)	“Fair Market Value” shall mean the value of Common Stock determined as follows:

(i)

If the Common Stock is listed on any established stock exchange, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)	In the absence of an established market for the Common Stock, the Board shall determine Fair Market Value on a reasonable basis.

(m)

“Offering Period” shall mean a period of approximately six months, commencing on the first Trading Day on or after January 1 and terminating on the last Trading Day occurring in the period ending the following June 30, or commencing on the first Trading Day on or after July 1 and terminating on the last Trading Day occurring in the period ending the following December 31, except that the first Offering Period shall commence on the first Trading Day on or after July 1, 2011, and end on the last Trading Day occurring in the period ending December 31, 2011. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(n)	“Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o)	“Plan” shall mean this 2011 Employee Stock Purchase Plan.

(p)	“Purchase Price” shall mean an amount equal to 85 percent of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(q)

“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(r)

“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(s)	“Trading Day” shall mean a day on which United States national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

3.	Eligibility.

(a)

Any person who is an Employee, as defined in Section 2(i), who has been continuously employed by the Company or a Designated Subsidiary for at least 90 days (taking into account all of the Employee’s periods of employment) and who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

(b)

Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds 25,000 dollars worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c)

All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code section 423(b)(5); provided, however, that Employees participating in a sub-plan adopted pursuant to Section 13(c) that is not designated to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Code Section 423 Plan. In addition, the Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or State securities laws or foreign laws.

4.

Offering Periods. The Plan shall be implemented by consecutive Offering Periods until the Plan is terminated in accordance with Section 19 hereof. Subject to the requirements of Section 19, the Board shall have the power to change the duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at 15 days prior to the scheduled beginning of the first Offering Period to be affected.

5.	Participation.

(a)

An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form (including by electronic communication) provided by the Company and filing it with the Company’s payroll office in accordance with procedures established by the Company prior to fifteenth of the month preceding the applicable Enrollment Date, unless a different time for filing the subscription agreement is set by the Company for all eligible Employees with respect to a given Offering Period.

(b)

Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10.

6.	Payroll Deductions.

(a)

At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10 percent of the Compensation which he or she receives on each pay day during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed 10 percent of the participant’s Compensation during said Offering Period.

(b)

All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c)

A participant may discontinue his or her payroll deductions during the Offering Period as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during an Offering Period by completing and filing (including by electronic communication) with the Company in accordance with procedures established by the Company a new subscription agreement authorizing a change in payroll reduction rate at any time prior to the thirtieth day preceding the Exercise Date (or such other deadline as the Company may determine from time to time); provided, however that a participant may not change his or her rate of payroll deductions more than once in a given Offering Period. The change in rate shall be effective as soon as administratively possible following the Company’s receipt of the new subscription agreement. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(d)

Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to zero percent at such time during any Offering Period which is scheduled to end during the current calendar year (the “Current Offering Period”) that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Offering Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $25,000. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(e)

At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, foreign or other tax or social insurance withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Common Stock by the Employee.

7.	Grant of Option.

(a)

On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than a number of shares determined by dividing $12,500 by the fair market value of a share of the Company’s Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Section 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 and shall expire on the last day of the Offering Period.

(b)

Options may be granted under the Plan from time to time in substitution for stock options held by employees of another corporation who become, or who became prior to the effective date of the Plan, Employees of the Company or a Designated Subsidiary as a result of a merger or consolidation of such other corporation with the Company, or the acquisition by the Company or a Designated Subsidiary of all or a portion of the assets of such other corporation, or the acquisition by the Company or a Designated Subsidiary of stock of such other corporation with the result that such other corporation becomes a Designated Subsidiary.

8.

Exercise of Option. A participant’s option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.

Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the transfer of the shares purchased upon exercise of each participant’s option in electronic form to a broker designated by the participant, or, in the discretion of the Company, the delivery to the participant of a certificate representing such shares.

10.	Discontinuance of Payroll Deductions; Termination of Employment.

(a)

A participant may discontinue his or her payroll deductions during an Offering Period by giving written or electronic notice to the Company in the form provided by the Company at any time prior to the thirtieth day preceding the Exercise Date (or such other deadline as the Company may determine from time to time). The discontinuance shall be effective as soon as administratively possible following the Company’s receipt of the notice of discontinuance. Although no further payroll deductions for the purchase of shares will be made during the Offering Period, all of the participant’s payroll deductions credited to his or her account prior to the discontinuance will be applied to the purchase of shares in accordance with Section 8. If a participant discontinues his or her payroll deductions during an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)

Upon a participant’s ceasing to be an Employee for any reason or upon termination of a participant’s employment relationship (as described in Section 2(i)), the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the participant’s estate, and such participant’s option will be automatically terminated.

(c)	In the event an Employee fails to remain an Employee for at least 20 hours per week during an Offering Period in which the

Employee	is a participant, he or she will be deemed to have elected to discontinue payroll deductions.

(d)

A participant’s discontinuance of payroll deductions during an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period during which the participant discontinues payroll deductions.

11.	Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12.	Stock.

(a)

The maximum number of shares of the Company’s Common Stock that may be made available for sale under the Plan is 13,290,167, subject to adjustment upon changes in capitalization of the Company as provided in Section 17. If on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)	The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

(c)	Shares to be delivered to a participant under the Plan will be registered in the name of the participant.

13.	Administration.

(a)

The Plan shall be administered by the Board or the Committee. The Board or the Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan, and to provide or permit any notice or other communication required or authorized by the Plan in either written or electronic form. Except as otherwise provided in the Plan, the Committee may delegate such of its administrative responsibilities as it deems appropriate provided such delegation is in writing. Every finding, decision and determination made by the Board or the Committee shall, to the full extent permitted by law, be final and binding upon all parties. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

(i)	Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

(ii)	No member of the Board who is eligible to participate in the Plan may be a member of the Committee.

(b)

Notwithstanding the provisions of Subsection (a) of this Section 13, in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

(c)

Notwithstanding any provision to the contrary in this Plan other than Section 12(a), the Company may adopt rules or procedures relating to the operation and administration of the Non-423 Component to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Company is specifically authorized to adopt rules, procedures and sub-plans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions and shares of Common Stock, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of delivery of shares of Common Stock, which may vary according to local requirements. Further, the Company is specifically authorized to adopt rules and procedures regarding the eligibility of employees to participate in the Non-423 Component and to identify and designate Affiliates from time to time as eligible to participate in the Non-423 Component.

14.

Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

15.

Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

16.

Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, and the number of shares purchased.

17.	Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

(a)

Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

(c)

Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board deter mines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”) or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress. If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date. For purposes of this Section, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

18.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event the Company effects one or more reorganizations, recapitalization, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19.	Amendment or Termination.

(a)

The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. The Committee may at any time and for any reason amend the Plan so long as such action complies with applicable law, except that any Plan amendment to be presented to the stockholders for approval shall first be approved by the Board. In addition, the principal human resources officer of the Company may amend the Plan (i) to maintain qualification of the Plan (or any component thereof) under Code Section 423 or (ii) to increase the maximum percent of Compensation that each participant may elect as a payroll deduction during an Offering Period or (iii) to make technical, administrative or editorial Plan amendments provided that such technical, administrative or editorial changes do not materially increase the cost to the Company of maintaining the Plan. Except as provided in Section 17, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 17, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b3 under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)

Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or the Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or the Committee) determines in its sole discretion advisable which are consistent with the Plan.

20.

Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.

Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.	Term of Plan. The Plan shall become effective upon the approval by the stockholders of the Company. It shall continue in effect until it is terminated under Section 19.

23.

Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

JABIL INC.

10560 DR. MARTIN LUTHER KING, JR. ST. N

ST. PETERSBURG, FL 33716

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JBL2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D28348-P46782	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JABIL INC.

The Board of Directors recommends a vote FOR all ten (10) director nominees listed and FOR Proposals 2, 3, 4 and 5.

1.	Elect ten directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

Nominees:	For	Withhold

1a. Anousheh Ansari	☐	☐

1b. Martha F. Brooks	☐	☐

1c. Christopher S. Holland	☐	☐

1d. Timothy L. Main	☐	☐

1e. Mark T. Mondello	☐	☐

1f. John C. Plant	☐	☐

1g. Steven A. Raymund	☐	☐

1h. Thomas A. Sansone	☐	☐

1i. David M. Stout	☐	☐

1j. Kathleen A. Walters	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2021.	☐	☐	☐

3.	Approve (on an advisory basis) Jabil’s executive compensation.	☐	☐	☐

4.	Approve the Jabil Inc. 2021 Equity Incentive Plan.	☐	☐	☐

5.	Approve an Amendment to the Jabil Inc. 2011 Employee Stock Purchase Plan to Increase Shares Available for Issuance.	☐	☐	☐

Stockholders also will consider any other matters that may properly come before the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D28349-P46782

JABIL INC. Annual Meeting of Stockholders January 21, 2021 10:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints ROBERT L. KATZ and SUSAN WAGNER-FLEMING, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Inc., to be held virtually at www.virtualshareholdermeeting.com/JBL2021, on Thursday, January 21, 2021, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS JABIL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2021, (3) FOR THE APPROVAL (ON AN ADVISORY BASIS) OF JABIL’S EXECUTIVE COMPENSATION, (4) FOR THE APPROVAL OF THE JABIL INC. 2021 EQUITY INCENTIVE PLAN AND (5) FOR APPROVAL OF AN AMENDMENT TO THE JABIL INC. 2011 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE SHARES AVAILABLE FOR ISSUANCE.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR BY TELEPHONE.

Continued and to be signed on reverse side